As filed with the U.S. Securities and Exchange Commission on January 30, 2024

Registration No. 333-[--]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VISION MARINE TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Québec	3730	N/A
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

730 Boulevard du Curé-Boivin

Boisbriand, Québec J7G 2A7, Canada

Telephone: 450-951-7009

(Address of principal executive offices, including zip code, and telephone number, including area code)

Corporation Service Company

251 Little Falls Drive, Wilmington, DE 19808

Telephone: +1 302 636 5401

(Name, address, including zip code, and telephone number, including area code, of agent of service)

With a Copy to:

William Rosenstadt, Esq. Tim Dockery, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, New York 10017 Telephone: (212) 588-0022

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED JANUARY 30, 2024

Up to 25,714,284 Common Shares Comprised of

(i) Up to 10,000,000 Common Shares Underlying Series A Convertible Preferred Shares

(ii) Up to 2,857,142 Common Shares Underlying Common Warrants

(iii) Up to 10,000,000 Common Shares Underlying the Option to Purchase

Series A Convertible Preferred Shares and

(iv) Up to 2,857,142 Common Shares Underlying the Option to Purchase

Common Warrants

Vision Marine Technologies Inc.

This prospectus relates to the proposed resale or other disposition, from time to time by selling shareholders identified herein, of up to (i) 10,000,000 of our common shares issuable upon the conversion of 3,000 shares of the Company’s Series A Convertible Preferred Shares (the “Series A Preferred Shares”), (ii)  2,857,142 common shares issuable upon the exercise of 2,857,142 common warrants issued and sold to investors in a private placement (the “Private Placement”), (iii) 10,000,000 of common shares of Vision Marine Technologies Inc. (the “Company”) issuable upon the conversion of 3,000 shares of the Company’s Series A Convertible Preferred Shares (the “Series A Preferred Shares”) underlying options sold in the Private Placement and (iv) 2,857,142 common shares issuable upon the exercise of 2,857,142 common warrants underlying options sold in the Private Placement.

The Series A Preferred Shares, warrants and options to purchase additional Series A Preferred Shares and warrants were issued and sold to the selling shareholders in the Private Placement, which closed on December 21, 2023. The selling shareholders may from time to time sell, transfer or otherwise dispose of any or all of the securities in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 24 of this prospectus for more information. We are not selling any common shares in this offering, and we will not receive any proceeds from the sale of common shares by the selling shareholders. However, if the warrants are exercised in cash, we would receive gross proceeds of approximately US$3 million. Additionally, we will receive US$3 million of gross proceeds if the selling shareholders exercise the option to purchase additional securities at the Option Closing (as defined herein) and up to an additional US$3 million if those warrants issued at the option closing are exercised.

Our common shares are quoted on the Nasdaq Capital Market under the symbol “VMAR”. The last reported sale price of our common shares on January 9, 2024 as reported on Nasdaq, was US$0.826 per common share, which is the per share offering price we have assumed for purposes of this prospectus.

The selling shareholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. This prospectus provides a general description of the securities being offered. You should read this prospectus before you invest in any of our securities.

We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.

Investing in the offered securities involves a high degree of risk. You should carefully consider the matters described under the caption “Risk Factors” beginning on page 12, the risk factors described under “Risk Factors” in the documents incorporated by reference herein, including those discussed in our Annual Report on Form 20-F for the year ended August 31, 2023, as well as the other information contained in or incorporated by reference in this prospectus before making a decision to invest in our securities.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

i

You should rely only on the information contained in this prospectus, inclusive of the documents incorporated by reference herein, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Neither we, nor the selling shareholders, have authorized any other person to provide you with different or additional information. Neither we, nor the selling shareholders take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

To the extent this prospectus contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of such documents as described below in the section titled “Where You Can Find Additional Information.”

Except as otherwise set forth in this prospectus, neither we nor the selling shareholders have taken any action to permit an offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

Unless the context otherwise requires, in this prospectus, the term(s) “we”, “us”, “our”, “Company”, “our company”, “our business” and “Canadian Electric Boat Company” refer to Vision Marine Technologies Inc.

ii

INCORPORATION OF DOCUMENTS BY REFERENCE

The United States Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	Form 6-K filed with the SEC on January 16, 2024;

●	Our annual report on Form 20-F for the fiscal year ended August 31, 2023 filed with the SEC on November 30, 2023;

●	Form 6-K filed with the SEC on December 5, 2023;

●	Form 6-K filed with the SEC on December 22, 2023;

●	Form 6-K/A filed with the SEC on December 26, 2023;

●	The description of our ordinary shares contained in our registration statement on Form 8-A filed on November 20, 2020 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with all amendments and reports filed for the purpose of updating that description.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus.

Our filings with the SEC, and exhibits incorporated in and amendments to those reports, are available free of charge on our website (http://www.investors.visionmarinetechnologies.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

Upon written or oral request, we will provide to each person to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus at no cost. If you would like a copy of any of these documents, at no cost, please write or call us at:

Vision Marine Technologies Inc.

730 Boulevard du Curé-Boivin

Boisbriand, Québec J7G 2A7, Canada

Telephone: 450-951-7009

Attention: Chief Executive Officer

iii

PROSPECTUS SUMMARY

The following summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus or incorporated by reference into this prospectus. You should read carefully the entire document or documents incorporated by reference in this prospectus, including our historical financial statements and related notes incorporated by reference herein, to understand our business, the offered securities and the other considerations that are important to your investment decision. You should pay special attention to the “Risk Factors” section beginning on page 12 as well as the risk factors described under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended August 31, 2023, filed by us with the SEC on November 30, 2023.

All references to “$” or “dollars”, are expressed in Canadian dollars unless otherwise indicated.

General

We are in the business of designing and manufacturing electric outboard powertrain systems, powerboats and related technology and the renting of electric boats. We believe that our electric outboard powertrain systems are significantly more efficient and powerful than those currently being offered in the market today. In particular, we have recorded powertrain efficiencies of more than 96%, well above the 54% efficiency that we recorded for our principal competitor’s product. Increases in powertrain efficiency allow for more power and range, both of which are highly desirable characteristics for consumers in the marketplace. Although our primary focus is on electric outboard powertrain technology, we will continue to design, manufacture and sell our high-performance, fully-electric boats to commercial and retail customers. According to a June 2022 report from Allied Market Research, the global electric boat market will reach US$16.6 billion in 2031 up significantly from US$5 billion in 2021, growing at a compound annual growth rate of 12.9% from 2022 to 2031.

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. Our technologies used in this powertrain system are designed to improve the efficiency of the outboard powertrain and, as a result, increase range and performance. We believe our approach in marketing and selling our powertrain technology to boat designers and manufacturers will enable us to leverage their distribution and servicing systems with minimal capital outlay. We expect our core intellectual property contained within our outboard electric powertrain systems to form the foundation for our future growth and for such systems to represent the majority of our revenue.

We continue to manufacture hand-crafted, highly durable, low maintenance, environmentally-friendly electric recreational powerboats. In our last two fiscal years 2023 and 2022, we manufactured 46 and 58 powerboats, respectively. We sell powerboats to retail customers and operators of rental fleets of powerboats through which we seek to build brand awareness. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We conduct our transactions directly to customers through our website or through a network of marinas, distributors and show rooms.

In an effort to improve air quality and protect local water habitats, cities and local municipalities are beginning to ban or restrict the use of gasoline- and diesel-powered boats from local waterways, lakes and rivers. For example, Teal Lake in Michigan, USA, bans the standard use of powerboat motors fueled by gasoline or diesel. This trend is beginning to take hold in other parts of the United States, including Washington state, which has provided clear examples of the harm that gasoline products cause on local waterways, and New Hampshire, where the Department of Safety has published restrictions on the use of gasoline and diesel-powered boats across its state.

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats by acquiring EB Rental Ltd. (“EBR”), an entity that rents electric boats at two marinas in California. In addition to generating revenues from the rental of our powerboats, EBR builds brand awareness and acts an open-water showroom for potential buyers.

Our Electric Outboard Powertrain Systems

A powertrain system is a vehicle’s infrastructure that converts energy into movement. In an electric boat, that infrastructure starts at the battery pack, continues with an inverter, goes to the motor and ends with the propeller. Electric powertrains have less moving parts than powertrains for boats with an internal combustion engine and, as a result, tend to break less and require less complex servicing.

The efficiency of a powertrain system determines the range of a boat on a single battery charge and the speed at which the boat operates. We find existing electric powertrain systems unsatisfactory because of their insufficient yields and limited power range. In 2015, we decided to research technology to take advantage of this vacuum and develop an in-house system, relying on existing third-party components where possible. Our electric powertrain is designed to have 180 hp (horsepower) and 236 Lb. ft at 96% efficiency. Furthermore, the electric powertrain system will be liquid cooled as compared to air cooled.

In October 2021, we entered into a Manufacture and Supply Agreement with Linamar Corporation, a provider of manufacturing solutions and a developer of highly engineered products. Under the terms of the agreement, we intend for McLaren Engineering, Linamar’s technology and product development team for its advanced mobility segment, to manufacture and assemble our E-Motion™ technology through testing, parts, tooling development, and designing the union assembly for mass production of our electric powertrain at Linamar’s facility in Canada.

Once we have scaled up the production of our electric powertrain, we intend for the Linamar Corporation to produce our electric powertrain for mass commercialization. Although we believe that we can produce up to 300 electric powertrains per year in our current facilities in addition to producing 150 boats per year, we believe that contracting out the production of the electric powertrains will allow us to dedicate more time and resources to the development of additional electric powertrains.

The production of our electric powertrains will consist of assembling components from third parties, including battery packs, inverters and high-efficiency motors. We intend to use advanced batteries primarily from two suppliers, Octillion and Neogy, but as we are able to use a wide range of batteries we could use other suppliers. We will source the inverters from UQM (Danfoss Editron) and motors from UQM (Danfoss Editron).

We have received governmental support in connection with our development of electric powertrains. In our 2023, 2022 and 2021 fiscal years, we recognized grants and investment tax credits amounting to $232,882, $1,458,632 and $921,658, respectively, of which $144,032, $1,408,840 and $859,516, respectively, is presented against research and development expenses.

In July 2022, we launched a partnership with Group Beneteau to integrate our outboard motors onboard several models across Group Beneteau’s brand portfolio. In August 2023, our outboard powertrain was included in the boat that broke our previously held world record speed for an all-electric boat when it achieved a speed of 116 mph. In October 2023, we announced the delivery of our E-Motion™ Electric Powertrain Technology to Groupe Beneteau, Four Winns to be the inaugural electric motors integrated on the Four Winns H2e Bowrider. Group Beneteau has announced that they intend for its other brands to also use this technology both in North America and Europe.

Specifications of our First Outboard Electric Powertrain

Specifications of our first outboard electric powertrain:

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. We set out below the current specifications of this outboard electric powertrain.

Maximum power	180 HP, 135 kW
Max torque	250 ft.lb, 340 Nm
Continuous power	90 kW
Voltage	650 V
Efficiency	96%
Weight	413 Lbs., 188 kg
Lithium Battery	60 - 420 kW
Shaft Length	S – XL
Cooling	Water

Control	Can bus

As we develop our electric powertrain systems, we envisage a 335-horsepower version of our electric outboard engine to be released.

Our Powerboats

We manufacture four models of electric powerboats and are preparing to launch a fifth model. Each model is available in different standard variations or may be customized according to a purchaser’s specifications.

	Bruce 22	Volt 180	Fantail 217	Quietude 156	Phantom

Starting Price	$73,995	$44,995	$49,995	$35,495	$19,123 - $38,252
E-Propulsion Power	5 HP	5 HP	5 HP	5 HP	5 HP
E-Motion Power	180 HP	180 HP	n/a	n/a	n/a
Capacity	5-8 passengers	10 Canada, 14 US	8-10 passengers	4 passengers	10 passengers
Dry Weight	1088 Kg (2400 pounds)	720 kg (1600 pounds)	775 kg (1705 lbs.)	800lbs	1,072Ibs
Hull Material	Fiberglass	Fiberglass (Infusion Sandwich)	Fiberglass	Fiberglass	Roto molding
Overall Length	6.7 m (22′)	5.4 m (17’9”)	6.6 m (21’7”)	4.7 m (15’6”)	5.03 m (16’6”)
Overall Width	2.08 m (6’6”)	2.13 m (7’)	2.03 m (6’8”)	1.5 m (4’11”)	1.89 m (6’ 0”)
Draft	0.45 m (18”)	0.30 m (12”)	0.43 m (20”)	0.18 m (8”)	0.305 m (12”)
Homologation	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU

Woodwork	Mahogany, Teak	Synthetic	Synthetic	Synthetic	n/a

Propulsion	E-Motion	E-Propulsion	E-Propulsion	E-Propulsion	n/a
Battery Type	Lithium ion	Lithium ion	Lithium ion	Lithium ion	Lithium ion

For each of our boats, our consumers are able to customize certain aspects including color (for the hull, striping, interior and deck), radio and covers and other storage options. In addition, there are customizations that are just available for some boat models, including propulsion and batteries.

Bruce 22

Reaching speeds of up to approximately 41 miles per hour (66 kph), the Bruce 22 is our flagship boat. We did not sell any Bruce 22s in our 2023 and 2022 fiscal years.

Volt 180

Reaching speeds of up to approximately 30 miles per hour (48 kph), the Volt 180 is a powerful boat that can be used for various watersports. In our 2023 and 2022 fiscal years, we sold 19 and 20 Volt 180s, respectively.

Fantail 217

We designed the Fantail 217 with a view towards relaxation rather than speed. The Fantail 217 starts at $49,995, seats up to ten people and has a maximum speed of approximately 10 miles per hour (6 kph). In our 2023 and 2022 fiscal years, we sold 22 and 31 Fantail 217s, respectively.

Quietude 156

As the name suggests, we designed the Quietude 156 with an eye towards tranquility over speed or power. The Quietude 156 starts at $35,495, seats four passengers and reaches a top speed of approximately 6 miles per hour (10 kph). In our 2023 and 2022 fiscal years, we sold 2 and 7 Quietude 156s, respectively.

Phantom

We designed the Phantom specifically for the boat rental market. The Phantom starts at $19,123 for the hull only, seats up to ten passengers and reaches a top speed of approximately 6 miles per hour (10 kph). The Phantom is made out of recyclable plastic and is US Coast Guard approved. We launched the Phantom in our 2023 fiscal year and have yet to sell any Phantoms.

Sales

We envision that if we are able to commercialize and mass produce our electric powertrains, a large majority of our revenue will be generated from the sale of our electric powertrains. Although we have yet to commercialize our electric powertrains, we have received non-binding letters of intent from OEMs for the purchase of such powertrains.

In our 2023 and 2022 fiscal years, we generated approximately 33% and 35%, respectively, of our revenue from the sale of our electric powerboats. In our 2023 fiscal year we sold 46 of our electric powerboats for revenue of $1,612,699, and in our 2022 fiscal year, we sold 58 of our electric powerboats for revenue of $2,557,086, in. Our sales are to retail customers and operators of rental fleets of powerboats.

Sales of New Powerboats to Retail Purchasers

We sell our powerboats to retail purchasers. In our 2023 and 2022 fiscal years, we sold 14 and 21 powerboats to retail customers, respectively, which was approximately 30% and 36%, respectively, of all sales in those periods.

Sales of Fleets of New Powerboats

We sell our powerboats to persons and entities operating fleets of rental boats. In our 2023 and 2022 fiscal years, we sold 7 and 17 powerboats to rental fleet operators, respectively, which was approximately 15% and 29% of all of our sales, respectively, in such years. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats.

In October 2022, we announced a partnership with Nautical Ventures Group (“Nautical”), whereby Nautical will be the sole and exclusive distributor of the Phantom in the United States. The non-binding memorandum of understanding with Nautical includes Nautical’s agreement to purchase a minimum of 50 Phantom boats.

Rentals

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats by acquiring EBR, an entity that rents electric boats at the Lido Marina Village in Newport, California. We acquired this business for approximately $9,020,000, of which $5,546,000 was paid in cash and $3,474,000 of which was paid in the form of 284,495 common shares. At the time of the acquisition, our Chief Executive Officer was an affiliate of EBR.

On April 1, 2023, we opened our second electric boat rental operation in Portside Ventura, California, located at 1196 Portside Drive Ventura. The new rental operations serve multiple purposes, including testing, validating, and training for west coast boat manufacturers. We plan to use the facility to evaluate and provide training on our fully electric E-Motion™ 180E propulsion system and outboard technology.

EBR has a fleet of approximately 30 powerboats. Rental rates range from US$75 per hour to US$215 per hour, plus a booking fee, with a minimum booking of two hours. Once a powerboat in the EBR fleet has over 200 hours of sailing time, EBR offers the powerboat for sale to the public. In our 2023 fiscal year, our rental business generated approximately $4,038,803 of revenue, as compared to $4,794,000 of revenue in 2022. The majority of such revenue in those years was from the rental of our powerboats.

Competitive Advantages & Operational Strengths

We face competition from manufacturers of:

(i)	electric powertrain systems that sell to OEMs,

(ii)	traditional fossil fuel-powered recreational powerboats in general and

(iii)	electric recreational powerboats in particular.

We intend to sell our electric powertrains to OEMs for use in their boats. We are currently aware of one company (Torqeedo) that produces electric powertrains for OEMs, and as a result we believe that there is a viable and meaningful market opportunity in this market for us. Although, we believe that our electric powertrain systems are more efficient and powerful than current offerings on the market, our competitors, including Torqeedo, may have greater resources than we do and OEMs may find their designs or price to be more attractive than ours. Even if we produce electric powertrains and sell them to OEMs, other competitors may enter the field or the OEMs may decide to produce their own powertrains and cease purchasing ours.

The recreational powerboat industry is highly competitive for consumers and dealers. Competition affects our ability to succeed in the markets we currently serve and new markets that we may enter in the future. Some potential purchasers of powerboats may not have a preference as to whether they will purchase electric powerboats or fossil fuel powered ones. To that end, we compete with several large manufacturers, such as Brunswick Corporation, MasterCraft Boat Holdings, Inc. and Correct Craft, that produce fossil fuel powerboats and have greater financial, marketing and other resources than we do. To the extent that OEMs incorporate our electric powertrains into their boats, those boats will also compete with traditional fossil fuel powerboats. We compete with large manufacturers who are represented by dealers in the markets in which we now operate and into which we plan to expand. We also compete with a wide variety of small, independent manufacturers. Competition in our industry is based primarily on brand name, price and product performance.

The electric recreational powerboat market is evolving and companies within it must be able to adapt without jeopardizing the timing, quality or quantity of their products. We deem our principal competitors within this market to be Duffy Electric Boat Company, Elctracraft, Pender Harbour, Elco Motor Yachts Company (formerly known as Launch Electric Company), Budsin Wood Craft, Ruban Bleu Electric Boats, Frauscher Boats and Boote Marian GmbH. In addition to the matters mentioned above, we compete with other manufacturers of recreational electric boats on technological developments (such as powertrain efficiency, life of batteries and battery use per charge) and partnerships with battery and motor suppliers. As electric boat technology improves, we anticipate that more manufacturers will market competing products. As they do, we expect that we will experience significant competition.

We believe the primary competitive factors in our market include but are not limited to:

•	technological innovation;

•	product quality and safety;

•	service options;

•	product performance;

•	environmental friendliness;

•	design and styling; and

•	brand perception.

Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Most of our competitors have more extensive customer bases and broader customer and industry relationships than we do. In addition, many of these companies have longer operating histories and greater name recognition than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively.

Furthermore, certain large manufacturers offer financing options on their powerboats and also have the ability to market powerboats at a substantial discount, provided that the boats are financed through their affiliated financing company. We do not currently offer any form of direct financing on our boats. The lack of direct financing options and the absence of customary boat discounts could put us at a competitive disadvantage.

We might not be able to compete successfully in our market. If our competitors introduce new powertrains, powerboats or services that compete with or surpass the quality, price or performance of our powertrains, powerboats or services, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.

We believe that our experience, production capability, product offering and management give us the ability to successfully operate in the recreational electric powerboat market in a way that our competitors cannot. In particular, we believe that we have a number of competitive advantages, including:

•	technological innovation: we have demonstrated our capacity to develop our own products through research and development by introducing the Volt 180, which held the speed record for a certified electric boat. Subsequently, we partnered with Hellcat Powerboats LLC to include our outboard powertrain in the boat that achieved a world record speed of 109 mph for an all-electric boat. We believe that the technological design of our electric powertrain will provide efficiency at a price that our competitors will not be able to match.

•	product performance: the efficiency of our powertrain systems provides the boats they are in greater speed and range than comparable electric boats, results that are magnified when combined with our ultra-hydrodynamic hull designs.

•	certification: unlike some of our competitors, our boats are certified by the U.S. Coast Guard and the Canadian Coast Guard in Canada and meet the European Union’s imported manufactured products standards. We intend to have such certification for our electric powertrain systems as well as that of the ABYC and to receive CE marking indicating their conformity with health, safety, and environmental protection standards within the European Economic Area.

•	product price: although the price of our boats depends on the customer’s specifications, we believe that our products are competitively priced across all models and with all customizations.

•	management expertise: our founders have extensive experience in offshore power boating and are aware of what is required by customers in regard to power and efficiency of outboard electric powertrain systems. The inherent reputation of our management team over 25 years has built our brand for quality and technologically advanced products.

Strategy

As a designer, manufacturer, and marketer of premium electric boats and electric powertrain systems, we strive to design new and innovative products that appeal to a broad customer base. Since fiscal 2014, we have successfully launched a number of new products and features with best-in-class quality leading to increased sales and significant margin expansion. Furthermore, our unique product development process enables us to offer products with innovative offerings that we believe will be difficult for our competitors to match without significant additional capital investments, most notably our outboard electric powertrain system.

We are developing innovative electric outboard powertrain systems designed to enable us to capture market share, as the outboard powertrain industry moves to electric powertrain outboard motors to comply with local green initiatives. The National Maratime Mariners Association (the “NMMA”) estimates that after reaching record highs in 2020, outboard engine sales in the U.S had a single digit decline in 2021, down 6.6 percent to 307,800 units. Despite the drop from 2020, sales in 2021 were the second highest total in the last 14 years, and 29% above average retail unit sales from 2008–2021. Total retail orders of outboard engines were US$2.9 billion in 2018, and Blueweave Research estimates that global electric boat market will reach US$18 billion by 2026.

We sell our electric boats to retail customers as well as to boat clubs and boat rental operations. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We plan to further expand our sales by offering our products via third-party dealerships and by attending more tradeshows. As we launch our innovative electric outboard powertrain systems, we will directly market to OEMs of boats, thereby leveraging their support and distribution systems. We will market our electric powertrains to the OEMs by attending trade shows, inviting the OEMs to test the electric outboard powertrains on a prototype boat, introducing the electric powertrain using social media avenues and advertising the electric powertrain systems in trade journals.

We will continue to implement a number of initiatives to reduce our cost base and to improve the efficiency of our manufacturing process. Additionally, we have fostered a culture of operational improvement within our workforce, which will lead to further operational efficiencies. Finally, we intend to invest in further research and development to ensure that we develop innovative electric powertrain systems thus expanding the number of OEMs that will use our products.

We intend to increase our international sales and expand our network of international distributors and dealers.

Summary of Significant Risk Factors

An investment in the offered securities involves a high degree of risk. We set forth a summary of certain of those risks. For a more detailed discussion, see “Item 3. “Key Information” and “Risk Factors” in the Annual Report. If any of the factors below or in the section entitled “Risk Factors” occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected.

Risks Related to our Business and Industry

•	There is limited public information on our operating history.

•	We currently have a net loss, and if we are unable to obtain and grow a net income in the future our ability to grow our business as planned will be adversely affected.

•	Our future growth depends upon consumers’ willingness to purchase electric powerboats.

•	Our future growth depends upon consumers’ preference for outboard motors over inboard motors.

•	We rely on a limited number of suppliers for key components of our finished products.

•	The range of electric powerboats on a single charge declines over time, which may negatively influence potential customers’ decisions whether to purchase our boats or boats containing our electric powertrains.

•	We have a large fixed cost base that will affect our profitability if our sales decrease.

•	Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, could harm our business.

•	Our software to control our electric powertrain systems contains “open source” software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

•	If the governmental grants and tax credits that we receive were to be no longer available, our net earnings would be materially reduced.

•	You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under the laws of the Province of Quebec, a substantial portion of our assets are in Canada and the majority of our directors and executive officers reside outside the United States

Risks Related to the Offered Securities and this Offering

•	Our executive officers and directors beneficially will own approximately 8.9% of our common shares after completion of the proposed offering.

•	The market price and liquidity of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

•	A possible “short squeeze” due to a sudden increase in demand of our common shares that largely exceeds supply may lead to price volatility in our common shares.

Offering Summary

This prospectus relates to the offer and sale from time to time of up to 25,714,284 of our common shares by the selling shareholders consisting of up to (i) 10,000,000 of our common shares issuable upon the conversion of 3,000 shares of our Series A Preferred Shares, (ii)  2,857,142 common shares issuable upon the exercise of 2,857,142 common warrants issued and sold to investors in the Private Placement, (iii) 10,000,000 of our common shares issuable upon the conversion of 3,000 shares of the Company’s Series A Preferred Shares underlying options sold in the Private Placement and (iv) 2,857,142 common shares issuable upon the exercise of 2,857,142 common warrants underlying options sold in the Private Placement. However, if the warrants are exercised in cash, we would receive gross proceeds of approximately US$3 million. Additionally, we will receive US$3 million of gross proceeds if the selling shareholders exercise the option to purchase additional securities at the Option Closing (as defined herein) and up to an additional US$3 million if those warrants issued at the option closing are exercised.

In connection with the Private Placement, under the terms of the registration rights agreement entered into with the selling shareholders in connection with a securities purchase agreement, we must register with the U.S. Securities and Exchange Commission all of the common shares being offered hereby. The number of common shares ultimately offered for resale by the selling shareholders depends upon how many of the Series A Preferred Shares and common warrants each selling shareholder elects to convert and exercise, respectively, whether the selling shareholders exercise their option, whether the warrants issued upon the exercise of the option are ever exercised and the liquidity and market price of our common shares.

Common Shares Offered by the Selling Shareholders:	The selling shareholders are offering (i) up to 10,000,000 common shares underlying the Series A Preferred Shares, (ii) 2,857,142 common shares underlying common warrants, (iii) 10,000,000 of our common shares issuable upon the conversion of 3,000 shares of the Company’s Series A Preferred Shares underlying options sold in the Private Placement and (iv) 2,857,142 common shares issuable upon the exercise of 2,857,142 common warrants underlying options sold in the Private Placement.

Common Warrants:	The selling shareholders are offering common shares underlying warrants that were issued in the Private Placement and that may be issued if the selling shareholders exercise their option. All such warrants are immediately exercisable upon issuance for a term of five years and have an exercise price of US$1.05, as may be adjusted. The exercise of the warrants is restricted to the degree that such exercise would result in the selling shareholder’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following such exercise.

Option Closing	Each selling shareholder may exercise an option in whole or in part, on one occasion, at any time on or before the date that is six months following the initial closing of the Private Placement (the “Option Closing”) to purchase up to the number of shares of Series A Preferred Shares and common warrants purchased by such selling shareholder in the Private Placement (the “Option Securities”) at the same purchase price as the securities sold at the initial closing.

Description of Series A Convertible Preferred Shares	Each share of Series A Convertible Preferred Shares is convertible at any time at the holder’s option into a number of common shares equal to US$1,000 divided by the conversion price of US$1.05 per common share, as may be adjusted. On the one-year anniversary of the original issuance date, the Series A Preferred Shares will automatically convert into common shares at the lesser of: (y) US$1.05 and (z) 80% of the average volume-weighted average price of our common shares during the five trading days ending on, and including, such date. In no event shall the conversion price for the Series A Preferred Stock be less than $0.30, subject to adjustment herein. Notwithstanding the foregoing, we shall not effect any conversion of Series A Convertible Preferred Shares, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series A Convertible Preferred Shares (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of common shares in excess of 4.99% of common shares then outstanding after giving effect to such exercise. For additional information, see “Description of Capital Stock — Series A Convertible Preferred Shares” in this prospectus.

Description of Series B Convertible Preferred Shares	Each share of Series B Convertible Preferred Shares is convertible at any time at the holder’s option into a number of common shares equal to US$1,000 divided by the conversion price of US$1.05 per common share, as may be adjusted. On the one-year anniversary of the original issuance date, the Series B Preferred Shares will automatically convert into common shares at the lesser of: (y) US$1.05 and (z) 80% of the average volume-weighted average price of our common shares during the five trading days ending on, and including, such date. In no event shall the conversion price for the Series B Preferred Stock be less than $0.30, subject to adjustment herein. Notwithstanding the foregoing, we shall not effect any conversion of Series B Convertible Preferred Shares, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series B Convertible Preferred Shares (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of common shares in excess of 4.99% of common shares then outstanding after giving effect to such exercise. For additional information, see “Description of Capital Stock — Series B Convertible Preferred Shares” in this prospectus.

Shares Outstanding After the Offering:	37,369,038 common shares and 3,000 shares of Series B Preferred Shares will be outstanding immediately after the offering assuming conversion of the Series A Preferred Shares and exercise of the warrants held by the selling shareholders on such date, without regard to any limitations on conversions or exercises.

Use of Proceeds:	We will not receive any proceeds from the sale by the selling shareholders hereunder. However, we will receive gross proceeds of up to approximately US$3 million if the warrants are exercised. Additionally, we will receive US$3 million of gross proceeds if the selling shareholders exercise the option at the Option Closing and an up to an additional US$3 million if those warrants issued at such Option Closing are exercised.

Market for our Common Shares:	Our common shares are currently quoted on the Nasdaq Capital Market under the symbol “VMAR”, and the closing price of one common share on January 9, 2024 was US$0.826. From the date of the start of our last fiscal year to the date hereof, the highest closing price of our common shares on the Nasdaq Capital Market was US$3.77 and the lowest such closing price was US$0.826.

Risk Factors:	See “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

Shares outstanding after the offering is based on 11,654,754 common shares outstanding as of January 1, 2024 and excludes:

•	1,099,541 common shares issuable upon the exercise of outstanding options outstanding as of January 1, 2024;

•

2,972,935 common share issuable upon exercise of warrants outstanding as of January 1, 2024 (excluding the common warrants, and the common shares underlying those common warrants being offered hereby); and

•	138,095 common shares underlying the placement agent warrants to be issued to the Placement Agent in connection with the Private Placement.

Recent Developments

Securities Purchase Agreement and Registration Rights Agreement

Effective December 13, 2023 (the “Effective Date”), Vision Marine Technologies Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with institutional and accredited investors (the “Purchasers”). Pursuant to the Securities Purchase Agreement on December 21, 2023, the Purchasers purchased (i) 3,000 shares of the Company’s series A convertible preferred shares, no par value (the “Series A Preferred Shares”) at a price of one thousand dollars (US$1,000.00) per share and (ii) warrants to purchase shares of the Company’s common shares (the “Warrants”), with an exercise price equal to US$1.05, subject to adjustment therein, and which expire on the five (5)-year anniversary of the issue date (collectively, the “SPA Securities”) worth US$3,000,000 (the “Private Placement”).

Additionally, in connection with the Private Placement, the Company issued to Joseph Gunnar & Co., LLC (the “Placement Agent”) in the Private Placement 138,095 placement agent warrants with a strike price of US$1.05 expiring five years from the Effective Date.

In connection with the Securities Purchase Agreement, on the Effective Date, the Company entered into the Registration Rights Agreement with the Purchasers. Pursuant to the Registrations Rights Agreement, the Company shall file with the United States Securities and Exchange Commission (the “SEC”) a Registration Statement (the “Registration Statement”) covering the resale of all common shares of the Company underlying the Series A Preferred Shares and Warrants. The Company must cause the Registration Statement to be declared effective by the SEC within sixty (60) calendar days of December 21, 2023. The Registration Rights Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

Series A Preferred Shares

On December 13, 2023, the Company amended the certificate of incorporation of the Company (the “Certificate of Incorporation”) by filing as Schedule A-2023 to the Certificate of Incorporation as a modification of the Certificate of Incorporation of the Company (“Modification to Certificate”) with the Enterprise Registrar of the Province of Québec, which established the Series A Preferred Shares, having such designations, rights and preferences as set forth in Schedule A-2023, as determined by the Company’s Board of Directors in its sole discretion, in accordance with the Company’s Certificate of Incorporation and bylaws.

The shares of Series A Preferred Shares rank senior to the common shares but retain no voting rights.

The shares of Series A Preferred Shares have a stated value of US$1,000 per share (the “Series A Stated Value”) and are convertible into shares of the Company’s common shares, at the election of the holder of the Series A Preferred Shares at any time at a price of US$1.05 per share, subject to adjustment (the “Set Price”). The Series A Preferred Shares are convertible at the election of a holder into that number of common shares determined by dividing the Series A Stated Value (plus any and all other amounts which may be owing in connection therewith) by the Set Price, subject to adjustment and certain beneficial ownership limitations which prohibit any holder from converting into an amount of common shares that would cause such holder to beneficially own more than 4.99% of the then outstanding common shares). On the one-year anniversary of the original issuance date, the Series A Preferred Shares will automatically convert into common shares at the lesser of: (y) the then Set Price, subject to adjustment and (z) 80% of the volume-weighted average price of our common shares during the five trading days ending on, and including, such date. In no event shall the conversion price for the Series A Preferred Shares be less than US$0.30, subject to adjustment herein.

Effective January 17, 2024 the Company entered into a securities purchase agreement the Government of Quebec, through Investissement Québec ("Investissement Québec”). Pursuant to that agreement Investissement Québec purchased (i) 3,000 shares of the Company’s series B convertible preferred shares, no par value (the “Series B Preferred Shares”) at a price of one thousand dollars (US$1,000.00) per share and (ii) warrants to purchase shares of the Company’s common shares, with an exercise price equal to US$1.05, subject to adjustment therein, and which expire on the five (5)-year anniversary of the issue date worth US$3,000,000 (the “Second Private Placement”).

Series B Preferred Shares

On January 15, 2024, the Company amended the certificate of incorporation of the Company (the “Certificate of Incorporation”) by filing as Schedule A-2024 to the Certificate of Incorporation as a modification of the Certificate of Incorporation of the Company (the “Second Modification to Certificate”) with the Enterprise Registrar of the Province of Québec, which established the Series B Preferred Shares, having such designations, rights and preferences as set forth in Schedule A-2024, as determined by the Company’s Board of Directors in its sole discretion, in accordance with the Company’s Certificate of Incorporation and bylaws.

The shares of Series B Preferred Shares rank senior to the common shares but retain no voting rights.

The shares of Series B Preferred Shares have a stated value of US$1,000 per share (the “Series B Stated Value”) and are convertible into shares of the Company’s common shares, at the election of the holder of the Series B Preferred Shares at any time at a price of US$1.05 per share, subject to adjustment (the “Series B Set Price”). The Series B Preferred Shares are convertible at the election of a holder into that number of common shares determined by dividing the Series B Stated Value (plus any and all other amounts which may be owing in connection therewith) by the Series B Set Price, subject to adjustment and certain beneficial ownership limitations which prohibit any holder from converting into an amount of common shares that would cause such holder to beneficially own more than 4.99% of the then outstanding common shares). On the one-year anniversary of the original issuance date, the Series B Preferred Shares will automatically convert into common shares at the lesser of: (y) the then Series B Set Price, subject to adjustment and (z) 80% of the volume-weighted average price of our common shares during the five trading days ending on, and including, such date. In no event shall the conversion price for the Series B Preferred Shares be less than US$0.30, subject to adjustment herein.

Summary Financial Data

The summary financial information set forth below has been derived from our interim consolidated financial statements for the three months ended November 30, 2023, and the consolidated financial statements for the  fiscal years ended August 31, 2023, 2022 and 2021. You should read the following summary financial data together with our historical financial statements and the notes thereto incorporated by reference into this prospectus and the other financial information incorporated by reference in this prospectus from our SEC filings.

Consolidated Statement of Comprehensive Income (Loss)

	Three Months Ended November 30,	Year Ended August 31,
	2023	2023	2022	2021
	Unaudited
Revenue	$986,392	$5,651,502	$7,350,946	$3,513,788
Gross profit	$435,528	$1,536,426	$3,285,565	$1,604,182
Net income (loss)	$1,025,129	$(20,877,186)	$(13,111,785)	$(15,113,907)
Basic and diluted income (loss) per share	$0.09	$(2.25)	$(1.58)	$(2.04)

Consolidated Statements of Financial Position

	Three Months Ended November 30, 2023	Year Ended August 31, 2023
	Unaudited
Current Assets	$7,504,902	$8,487,113
Total Assets	$22,884,629	$24,046,512
Current Liabilities	$6,003,051	$4,850,177
Total Liabilities	$8,771,488	$12,482,075
Total Shareholders’ Equity	$14,113,141	$11,564,437

RISK FACTORS

An investment in the offered securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, and those described under the section titled “Risk Factors” in the documents incorporated by reference herein, including those discussed in our Annual Report, together with the other information included in this prospectus and incorporated by reference herein from our filings with the SEC, before you decide to purchase the offered securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of the offered securities. Refer to “Special Note Regarding Forward-Looking Statements”.

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to our Business and Industry

There is limited public information on our operating history.

Our limited public operating history makes evaluating our business and prospects difficult. Although we were formed in 2012, we did not provide public reports on the results of operations until our 2020 fiscal year. We only have five years of audited financial statements.

We currently have a net loss, and if we are unable to obtain and grow a net income in the future our ability to grow our business as planned will be adversely affected.

We have made significant up-front investments in research and development, sales and marketing, and general and administrative expenses to rapidly develop and expand our business. We had a net loss of $20,877,186 and $13,111,785 in our 2023 and 2022 fiscal years, respectively. Net loss may grow or we might never maintain net income in certain circumstances, many of which are beyond our control. Even after the use of the proceeds from this offering, our revenues might not significantly exceed our expenses or could be less than our expenses. It may take us longer to obtain and maintain net income than we anticipate, if at all, or we may only do so at a much lower rate than we anticipate. Failure to obtain our net income would mean that we would have to curtail our planned growth in operations or resort to financings to fund such growth.

Terms of subsequent financings may adversely impact your investment.

We may have to engage in common equity, debt, or Preferred Shares financing in the future. Your rights and the value of your investment in our securities could be reduced. The sale of common shares could dilute your net tangible book value per share and would dilute the voting power of your common shares. Common shares which we sell could be sold into the public market, which could adversely affect the market price. If we sell warrants, the exercise of those warrants, or the belief that they could soon be exercised, could place downward pressure on the market value of our common shares until such warrants are exercised. If we need to raise more equity capital from the sale of equity securities, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Preferred shares could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred shares could be more advantageous to those investors than to the holders of common shares.

The sale of debt securities could include interest, which could increase costs and negatively impact operating results, or contain rights to convert such debt into common shares, which could be at conversion price that is significantly below the then market price.

Our future growth depends upon consumers’ willingness to purchase electric powerboats.

Our growth highly depends upon the adoption by consumers of, and we are subject to an elevated risk of any reduced demand for, electric powerboats. Without such growth, sales of our electric powertrain, if any, and our electric boats may not grow at the rate that we anticipate, if such sales grow at all. If the market for electric powerboats does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be negatively impacted. Despite the long history of electric powerboats, the market for them is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new electric powerboat announcements and changing consumer demands and behaviors. Powerboats with conventional gas-powered motors may be deemed preferable to electric powerboats as they tend to be more powerful, have a longer range and/or cost less. Other factors that may influence the adoption of electric powerboats include:

•	the decline of an electric powerboats range resulting from deterioration over time in the battery’s ability to hold a charge;

•	concerns about electric grid capacity and reliability, which could derail our efforts to promote electric powerboats as a practical solution to powerboats which require gasoline;

•	improvements in the fuel economy of the internal combustion engine;

•	the availability of service for electric powerboats;

•	the environmental consciousness of consumers;

•	volatility in the cost of oil and gasoline;

•	consumers’ perceptions about convenience and cost to charge an electric powerboat;

•	the availability of tax and other governmental incentives to manufacture electric powerboats; and

•	perceptions about and the actual cost of alternative fuel.

The influence of any of the factors described above may cause current or potential customers not to purchase our electric powerboat, which would materially adversely affect our business, operating results, financial condition and prospects.

Our future growth depends upon consumers’ preference for outboard motors over inboard motors.

We envision the majority of our growth deriving from the sale of one of our product candidates, an electric powertrain for an outboard motor. If consumer preferences led to a decline in outboard motors, the OEMs we intend to sell to may produce less boats, and we may not be able to sell as many electric powertrains as we anticipate, if we sell any at all. We may not be able to adapt the technology behind this powertrain for inboard motors or may only be able to do so in a way that is not cost effective.

We rely on a limited number of suppliers for key components of our finished products.

Although we manufacture all of our powerboats, we do so by assembling the component parts that we acquire from third-party suppliers rather than by producing any of those component parts ourselves. We materially depend on some of those third-party suppliers for certain components that we obtain from a limited number of suppliers, namely

•	hulls: we purchase all of our hulls from Aqualux and Abitibi & Co.,

•	Motors: for our electric powertrains, we intend to purchase motors from Danfoss Technologies and E-Propulsion and for our boats, we purchase approximately 30% from Min-Kota, 35% from E-Tech and 20% from E-Propulsion;

•	powertrains: we purchase approximately 100% of our low powered powertrains from E-Propulsion, a Chinese company specialized in the research, development and production of components for electric outboard engines;

•	battery packs: we purchase our lithium-ion batteries (approximately 15% of all batteries we purchase) from Octillion and Neogy who in turn rely upon Samsung cells, we have an agreement with Octillion Power Systems (“Octillion”) to provide marine specific batteries to power the E-Motion powertrain; and

•	casings: we purchase the casings for our powertrains from Tohatshu Corporation, a Japanese company.

As we purchase our components and parts through purchase orders and informal arrangements rather than long-term purchase agreements, we have not contractually secured a supply chain for these components and parts. As a result of the COVID-19 pandemic, some of our third-party suppliers have experienced delays in delivering parts and components for our products. If we continue to experience delays in receiving our supplies from these third-parties, if they significantly increased the cost of these components or if they ceased offering us these components, we would have to find new suppliers, which might not be possible on a timely basis, or cease production of the products in which the components are included.

The range of electric powerboats on a single charge declines over time, which may negatively influence potential customers’ decisions whether to purchase our boats or boats containing our electric powertrains.

The range of electric powerboats on a single charge declines principally as a function of usage, time and charging patterns. For example, a customer’s use of their powerboat as well as the frequency with which they charge the battery can result in additional deterioration of the battery’s ability to hold a charge. During the lifetime of the lead acid batteries in powerboats, 500 to 1000 recharge cycles are possible, and our lithium battery pack will retain approximately 85% of its ability to hold its initial charge after approximately 3,000 charge cycles and 8 years, which will result in a decrease to the boat’s initial range. Such battery deterioration and the related decrease in range may negatively influence potential customer decisions whether to purchase an electric boat, which may harm our ability to market and sell our boats. Likewise, if such reasoning deters potential customers from purchasing boats made by OEMs that use our electric powertrains, they may order fewer electric powertrains from us, if they ever order any at all.

We have a large fixed cost base that will affect our profitability if our sales decrease.

The fixed cost levels of operating a recreational powerboat manufacturer can put pressure on profit margins when sales and production decline. Our profitability depends, in part, on our ability to spread fixed costs over a sufficiently large number of products sold and shipped, and if we decide to reduce our rate of production, gross or net margins could be negatively affected. Consequently, decreased demand or the need to reduce production can lower our ability to absorb fixed costs and materially impact our financial condition or results of operations.

Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, could harm our business.

Although we do not materially use raw materials in the production of our electronic powerboats, we purchase the necessary parts and components for our boats from third-party suppliers that do. Were those third-party suppliers to experience increases in the cost or a sustained interruption in the supply or shortage of raw materials, the corresponding parts and components could become more costly or less available (if still available at all). For example, our supply chain has been impacted by the COVID-19 pandemic as some of our third-party suppliers have experienced delays in delivering parts and components for our products. We are particularly exposed to a supply-chain risk as we have not contractually secured long-term supply commitments at fixed prices with our third-party suppliers. The prices for these raw materials fluctuate depending on market conditions and global demand for these materials and price fluctuations and material shortages could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:

•	the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to meet demand;

•	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

•	an increase in the cost of raw materials, such as cobalt, used in lithium-ion cells.

Our business depends on the continued supply of battery cells for our boats. We do not currently have any agreements for the supply of batteries and depend upon the open market for their procurement. Any disruption in the supply of battery cells from our supplier could temporarily disrupt the planned production of our boats until such time as a different supplier is fully qualified. Moreover, battery cell manufacturers may choose to refuse to supply electric boat manufacturers to the extent they determine that the boats are not sufficiently safe. Furthermore, current fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials would increase our operating costs and could reduce our margins if we cannot recoup the increased costs through increased electric boat prices. We might not be able to recoup increasing costs of raw materials by increasing boat prices. We publish the price for the base model of our powerboats. However, any attempts to increase the published prices in response to increased raw material costs could be viewed negatively by our potential customers, result in cancellations of orders and could materially adversely affect our brand, image, business, prospects and operating results.

If our suppliers sell us parts or components containing conflict minerals, we may be required at significant expense to find suppliers that do not use conflict minerals.

In 2010, Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) requiring the Securities and Exchange Commission (“SEC”) to issue rules specifically relating to the use of “Conflict Minerals” within manufactured products. Conflict Minerals are currently defined by U.S. Law as tin, tantalum, tungsten and gold (also known as “3TG”) and related derivatives. Within a year of becoming a public company, the SEC rules require any SEC registrant whose commercial products contain any 3TG (“3TG Product”) to determine whether the 3TG in the 3TG Product originated from the Democratic Republic of the Congo (“DRC”) or adjoining countries (collectively, the “DRC Region”) and, if so, whether the 3TG is “conflict free”. “3TG Conflict Free” means that the supply chain is transparent and the 3TG in 3TG Products does not directly or indirectly benefit armed groups responsible for serious human rights abuses in the DRC Region. By enacting this provision, Congress intends to further the humanitarian goal of ending the extremely violent conflict in the DRC Region, which has been partially financed by the exploitation and trade of 3TG originating in the DRC Region.

We will need to expend time and money on determining whether our products contain conflict minerals. If our suppliers use conflict minerals in the production of the parts and components that we purchase from them, we may need to find alternative suppliers. If possible, this may only be possible at significant expense or with material delays in production.

Our software to control our electric powertrain systems contains “open source” software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

We use software to control our electric powertrain systems that relies upon “open source” licenses and intend to use such software in the future. Although we do not believe that the open source code we have used imposes any limitations on the use of the software that we have developed, the terms of many open source licenses have not been interpreted by United States or other courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our solutions including requirements that we make available source code for modifications or derivative works we create based upon the open source software or license such modifications or derivative works. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. We cannot be sure that all open source is submitted for approval prior to use in our solutions. In addition, many of the risks associated with usage of open source cannot be eliminated, and could, if not properly addressed, negatively affect the performance of our electric powertrains and our business.

We rely on network and information systems and other technologies for our business activities and certain events, such as computer hackings, viruses or other destructive or disruptive software or activities may disrupt our operations, which could have a material adverse effect on our business, financial condition and results of operations.

Network and information systems and other technologies are important to our business activities and operations. Network and information systems-related events, such as computer hackings, cyber threats, security breaches, viruses, or other destructive or disruptive software, process breakdowns or malicious or other activities could result in a disruption of our services and operations or improper disclosure of personal data or confidential information, which could damage our reputation and require us to expend resources to remedy any such breaches. Moreover, the amount and scope of insurance we maintain against losses resulting from any such events or security breaches may not be sufficient to cover our losses or otherwise adequately compensate us for any disruptions to our businesses that may result, and the occurrence of any such events or security breaches could have a material adverse effect on our business and results of operations. The risk of these systems-related events and security breaches occurring has intensified, in part because we maintain certain information necessary to conduct our businesses in digital form stored on cloud servers. While we develop and maintain systems seeking to prevent systems-related events and security breaches from occurring, the development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Despite these efforts, there can be no assurance that disruptions and security breaches will not occur in the future. Moreover, we may provide certain confidential, proprietary and personal information to third parties in connection with our businesses, and while we obtain assurances that these third parties will protect this information, there is a risk that this information may be compromised. The occurrence of any of such network or information systems-related events or security breaches could have a material adverse effect on our business, financial condition and results of operations.

If the governmental grants and tax credits that we receive were to be no longer available, our net earnings would be materially reduced.

We receive governmental benefits in connection with our operations. In connection with the production of our powerboats and our research into green technology, we have been able to receive tax credits and grants provided by the Quebec provincial government and the Canadian federal government. In our 2023 and 2022 fiscal years, we recognized grants and investment tax credits amounting to $0.2 million and $1.5 million, respectively, of which $0.14 million and $1.4 million, respectively, is presented against research and development expenses. We intend to continue applying for such grants and receiving such tax credits. Without such grants and tax credits, our net loss in each of the past two fiscal years would have been larger. If they were no longer available, our business, prospects, financial condition and operating results could be adversely affected.

The unavailability, reduction or elimination of government regulations on waterways could have a material adverse effect on our business, financial condition, operating results and prospects.

Although we are unaware of substantial governmental economic incentives, such as tax credits and rebates, that customers may receive in connection with the purchase of our products, there are certain governmental regulations whose repeal could affect the desirability of our powerboats. In particular, local and regional restrictions of internal combustion engines on certain waterways make electric boats an attractive alternative for use in such lakes and rivers. Any reduction, elimination or discriminatory application of such rules because of policy changes or other reasons may result in the diminished competitiveness of electric boats generally. This could materially and adversely affect the growth of our market and our business, prospects, financial condition and operating results.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under the laws of the Province of Quebec, a substantial portion of our assets are in Canada and the majority of our directors and executive officers reside outside the United States

We are constituted under the laws of the Business Corporations Act (Quebec) (the “Business Corporation Act”) and our executive offices are located outside of the United States in Boisbriand, Quebec. Most of our officers, and directors, as well as our auditor reside outside the United States. In addition, a substantial portion of their assets and our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws. Furthermore, there is substantial doubt as to the enforceability in Canada against us or against any of our directors, officers and the expert named in this prospectus who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the civil liability provisions of the U.S. federal securities laws. In addition, shareholders in Quebec corporations may not have standing to initiate a shareholder derivative action in U.S. federal courts.

As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Our financial statements have been prepared on a going concern basis and our financial status creates a substantial doubt whether we will continue as a going concern.

Our financial statements have been prepared on a going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Our future operations are dependent upon the identification and successful completion of equity or debt financing and the achievement of profitable operations at an indeterminate time in the future. There can be no assurances that we will be successful in completing an equity or debt financing or in achieving or maintaining profitability. The financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should we be unable to continue as a going concern.

Fluctuations in currency exchange rates may significantly impact our results of operations.

Our operations are conducted in the United States and Canada, but approximately 90% of our sales and rentals have occurred in the United States. As a result, we are exposed to an exchange rate risk between U.S. and Canadian dollars. The exchange rates between these currencies in recent years have fluctuated significantly and may continue to do so in the future. In our fiscal 2023, the monthly average exchange rate as published by the Bank of Canada ranged from a high of US$1.00:$1.3700 to a low of US$1.00:1.3215. An appreciation of the Canadian dollar against the U.S. dollar could increase the relative cost of our products outside of Canada, which could lead to decreased sales. Conversely, to the extent that we are required to pay for goods or services in U.S. dollars, the depreciation of the Canadian dollar against the U.S. dollar would increase the cost of such goods and services.

We do not hedge our currency exposure and, therefore, we incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the Canadian dollar. Given the volatility of exchange rates, we might not be able to effectively manage our currency transaction risks, and volatility in currency exchange rates might have a material adverse effect on our business, financial condition or results of operations.

If we experience material weaknesses or otherwise fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common shares.

For our fiscal year ended August 31, 2023, we identified that we did not maintain effective processes and controls over  the financial statement close process and accounting for and reporting of complex and non-routine transactions due to a material weakness. Specifically, we determined that there was a lack of sufficient accounting and finance personnel to enable appropriate level of internal controls within the financial statement close process, including performing in-depth analysis and review of complex accounting matters and non-routine transactions within the timeframes set by us for filing our consolidated financial statements. Because of this deficiency, we concluded there was a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis at August 31, 2023. We are working on remediating the identified material weakness.

If we fail to identify or remediate any current or future material weaknesses in our internal controls over financial reporting, if we are unable to conclude that our internal controls over financial reporting are effective or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common shares could be negatively affected. As a result of such failures, we could also become subject to investigations by Nasdaq, the SEC or other regulatory authorities, and become subject to litigation from investors and shareholders, which could harm our reputation and financial condition or divert financial and management resources from our regular business activities.

Risks Related to the Offered Securities and this Offering

Our executive officers and directors beneficially will own approximately 8.9% of our common shares after completion of the proposed offering.

After the resale of 25,714,284 common shares under this offering, our executive officers and directors will beneficially own, in the aggregate, 8.9% of our common shares, which includes shares that our executive officers and directors have the right to acquire pursuant to stock options which have vested or will vest within the next 60 days. As a result, they will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, amendments to our Articles of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

The market price and liquidity of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our common shares began trading on the Nasdaq Capital Market in November 2020. From the date of the start of our last fiscal year to the date hereof, the highest closing price of our common shares on the Nasdaq Capital Market was US$7.59 and the lowest such closing price was US$1.75. Additionally, the liquidity of our common shares may decrease, meaning that the demand for the purchase of our shares may not be at a level that allows for your sale at a desirable price or even the then market price when if you wish to sell your common shares. The market value of our common shares and their liquidity will continue to fluctuate due to the impact of any of the following factors:

•	sales or potential sales of substantial amounts of our common shares;

•	announcements about us or about our competitors;

•	litigation and other developments relating to our proprietary rights or those of our competitors;

•	conditions in the marine product industry;

•	governmental regulation and legislation;

•	variations in our anticipated or actual operating results;

•	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

•	change in general economic trends; and

•	investor perception of our industry or our prospects.

We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid any cash or stock dividends, and we do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of any dividends. Because we do not intend to declare dividends, any gain on your investment will need to result from an appreciation in the price of our common shares and the shares underlying the common warrants and the pre-funded warrants. There will therefore be fewer ways in which you are able to make a gain on your investment.

FINRA sales practice requirements may limit your ability to buy and sell our common shares, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares and, thereby, depress their market prices.

Volatility in our common shares price may subject us to securities litigation.

The market for our common shares may have, when compared to seasoned issuers, significant price volatility, and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Our shareholders may not have access to certain information they may deem important and are accustomed to receiving from U.S. reporting companies.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our common shares less attractive to investors.

For as long as we remain an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our common shares less attractive as a result, there may be a less active trading market for such securities and their market prices may be more volatile.

We incur significant costs as a result of being a public company, which costs will grow after we cease to qualify as an “emerging growth company.”

We incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the end of the fiscal year in which the fifth anniversary of this offering occurs, (b) in which we have total annual gross revenue of at least US$1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares that is held by non-affiliates exceeds US$700 million as of the prior February 28th, and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an emerging growth company, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

If we are, or were to become, a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, U.S. investors in the offered securities would be subject to certain adverse U.S. federal income tax consequences.

In general, a non-U.S. corporation will be a PFIC for any taxable year if (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. We do not expect to be a PFIC for our current taxable year or in the foreseeable future. However, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were a PFIC for any taxable year during which a U.S. investor held offered securities, such investor would be subject to certain adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, an additional interest charge on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. If we are characterized as a PFIC, a U.S. investor may be able to make a “mark-to-market” election with respect to the offered securities that would alleviate some of the adverse consequences of PFIC status. Although U.S. tax rules also permit a U.S. investor to make a “qualified electing fund” election with respect to the shares of a non-U.S. corporation that is a PFIC if the non-U.S. corporation provides certain information to its investors, we do not currently intend to provide the information that would be necessary for a U.S. investor to make a valid “qualified electing fund” election with respect to the offered securities.

A possible “short squeeze” due to a sudden increase in demand of our common shares that largely exceeds supply may lead to price volatility in our common shares.

Following this offering, investors may purchase our common shares to hedge existing exposure in our common shares or to speculate on the price of our common shares. Speculation on the price of our common shares may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common shares available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common shares for delivery to lenders of our common shares. Those repurchases may in turn, dramatically increase the price of our common shares until investors with short exposure are able to purchase additional common shares to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common shares that are not directly correlated to the performance or prospects of our company and once investors purchase the common shares necessary to cover their short position the price of our common shares may decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contains statements that constitute “forward-looking statements”. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. These statements appear in a number of different places in this prospectus and, in some cases, can be identified by words such as “anticipates”, “estimates”, “projects”, “expects”, “contemplates”, “intends”, “believes”, “plans”, “may”, “will”, or their negatives or other comparable words, although not all forward-looking statements contain these identifying words. Forward-looking statements in this prospectus may include, but are not limited to, statements and/or information related to: strategy, future operations, projected production capacity, projected sales or rentals, projected costs, expectations regarding demand and acceptance of our products, availability of material components, trends in the market in which we operate, plans and objectives of management.

We believe that we have based our forward-looking statements on reasonable assumptions, estimates, analysis and opinions made in light of our experience and our perception of trends, current conditions and expected developments, as well as other factors that we believe to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Although management believes that the assumption and expectations reflected in such forward-looking statements are reasonable, we may have made misjudgments in preparing such forward-looking statements. Assumptions have been made regarding, among other things: our expected production capacity; labor costs and material costs, no material variations in the current regulatory environment and our ability to obtain financing as and when required and on reasonable terms. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

The forward-looking statements, including the statements contained in the sections entitled Risk Factors, Description of Business and elsewhere in this prospectus, are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” and in other sections of our Annual Report on Form 20-F for the year ended August 31, 2023 (the “Annual Report”), including all amendments thereto, as filed with the Securities and Exchange Commission (SEC), as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. The forward-looking statements made in herein and in the documents incorporated by reference herein relate only to events as of the date on which the statements are made.

Although management has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Forward-looking statements might not prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements or we may have made misjudgments in the course of preparing the forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. We wish to advise you that these cautionary remarks expressly qualify, in their entirety, all forward-looking statements attributable to our company or persons acting on our company’s behalf. We do not undertake to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements, except as, and to the extent required by, applicable securities laws. You should carefully review the cautionary statements and risk factors contained in this prospectus and other documents that we incorporate by reference herein in addition to those documents we may file from time to time with the SEC.

IMPLICATIONS OF BEING A FOREIGN PRIVATE ISSUER

We are considered a foreign private issuer. In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States or (3) our business is administered principally in the United States.

We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

The U.S. Congress passed the JOBS Act, which provides for certain exemptions from various reporting requirements applicable to reporting companies under the Exchange Act, that qualify as “emerging growth companies.” We are an “emerging growth company” and we will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of US$1.235 billion (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer”, as defined in Exchange Act Rule 12b–2. Therefore, we expect to continue to be an emerging growth company until August 31, 2025.

An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure in this prospectus; and

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than US$1.235 billion in annual revenue, have more than US$700 million in market value of our common shares held by non-affiliates or issue more than US$1 billion of non-convertible debt over a three-year period.

USE OF PROCEEDS

We intend to use the net proceeds from the exercise of any warrants and option warrants for order fulfilment. We will not receive any proceeds from the sale of common shares by the selling shareholders. All of the net proceeds from the sale of our common shares will go to the selling shareholders as described below in the sections entitled “selling shareholders” and “Plan of Distribution”. We will not receive any proceeds from the sale of common shares by the selling shareholders. However, we will receive gross proceeds of up to approximately US$3 million if the warrants are exercised. Additionally, we will receive US$3 million of gross proceeds if the selling shareholders exercise the option at the Option Closing and an up to an additional US$3 million if those warrants issued at such Option Closing are exercised. We have agreed to bear the expenses relating to the registration of the common shares for the selling shareholders. Discounts, concessions, commissions and similar selling expenses attributable to the sale of common shares covered by this prospectus will be borne by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer common shares at the prevailing market prices or privately negotiated prices. The offering price of our common shares does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common shares may not trade at the market prices in excess of the offering prices for common shares in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING SHAREHOLDERS

The common shares being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the warrants, conversion of the Series A Preferred Shares and the common shares underlying the Series A Preferred Shares and common warrants that may be sold upon the exercise of the option to purchase the Option Securities. We are registering our common shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of Series A Preferred Shares, common shares and the warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the common shares held by each of the selling shareholders. The second column lists the number of common shares beneficially owned by each selling shareholder, based on its ownership of the shares of preferred shares, common shares and warrants, as of the date hereof, assuming conversion of the Series A Preferred Shares and exercise of the warrants held by the selling shareholders on such date, without regard to any limitations on conversions or exercises. The third column lists the common shares being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of common shares issuable to the selling shareholders upon conversion of the Series A Preferred Shares at the floor price of US$0.30, determined as if the outstanding Series A Preferred Shares were converted in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, and (ii) the maximum number of common shares issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, and (iii) the common shares and the Option Securities without regard to any limitations on the exercise of the warrants or the conversion of the preferred shares. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the warrants and the Modification to Certificate to designate the Series A Preferred Shares, a selling shareholder may not exercise the warrants or convert the Series A Preferred Shares to the extent such exercise or conversion would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% of our then outstanding common shares following such exercise or conversion, excluding for purposes of such determination of common shares issuable upon exercise of the warrants which have not been exercised and common shares issuable upon conversion of the preferred shares which has not been converted.. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. As the conversion price of the common warrants can never be greater than US$1.05 at any time that the market price is over US$1.05 the total possible profit that the selling shareholders can realize on a per share basis will be equal to the market price at such time minus the conversion price of US$1.05. There is no upper limit on the potential profit that each selling shareholder can realize in such cases. See “Plan of Distribution.”

Name of selling shareholder	Number of Common Shares Owned Prior to Offering	Maximum Number of Common Shares to be Sold Pursuant to this Prospectus	Number of Common Shares Owned After the Offering(1)
Bigger Capital Fund, LP(2)	3,101,328	2,571,428	529,900
Cavalry Fund I LP(3)	6,771,429	6,771,429	0
District 2 Capital Fund LP(4)	3,101,328	2,571,428	529,900
FirstFire Global Opportunities Fund LLC(5)	1,714,285	1,714,285	0
Intracoastal Capital LLC(6)	2,290,068	2,142,857	147,211
Ionic Ventures, LLC(7)	2,142,857	2,142,857	0
Scott Dols(8)	2,999,999	2,999,999	0
SmartNet Capital LLC(9)	857,143	857,143	0
Warberg Special Situations Fund LP(10)	535,715	535,715	0
Warberg WF X LP(11)	535,715	535,715	0
Warberg WF XI LP(12)	1,071,429	1,071,429	0
WVP Emerging Manager Onshore Fund LLC - Structured Small Cap Lending Series(13)	1,800,000	1,800,000	0
Total	26,921,296	25,714,285	1,207,011

(1) Assumes that the selling stockholders convert all of the Series A Preferred Shares and all of the option Series A Preferred Shares, and exercises all common warrants to purchase common shares at an exercise price of US$1.05, and all option common warrants to purchase common shares at an exercise price of US$1.05 pursuant to this prospectus. Includes common shares underlying the Class A Preferred shares that may held by the selling shareholders that are covered by this prospectus, including any such securities that, due to contractual restrictions, may not be exercisable if such conversion or put would result in beneficial ownership greater than 4.99% of the total common shares issued and outstanding as of the date of such conversion.

(2) Includes 285,714 warrants to purchase common shares and 285,714 option warrants to purchase common shares at an exercise price of US$1.05. Michael Bigger is the control person of Bigger Capital Fund, LP and as such is the beneficial owner of the shares held in its name. The address of Bigger Capital Fund, LP is 11700 W Charleston BLVD 170-659, Las Vegas, NV 89135.

(3) Includes 752,381 warrants to purchase common shares and 752,381 option warrants to purchase common shares at an exercise price of US$1.05. Cavalry Fund I GP LLC, the General Partner of Cavalry Fund I, LP, has discretionary authority to vote and dispose of the shares held by Cavalry Fund I, LP and may be deemed to be the beneficial owner of these shares. Thomas Walsh, in his capacity as CEO of Cavalry Fund I GP LLC, may also be deemed to have investment discretion and voting power over the shares held by Cavalry Fund I, LP. Cavalry Fund I GP LLC and Mr. Walsh each disclaim any beneficial ownership of these shares. The address of Cavalry Fund I GP is 82 E. Allendale Road, Suite 5B, Saddle River, NJ 07458.

(4) Includes 285,714 warrants to purchase common shares and 285,714 option warrants to purchase common shares at an exercise price of US$1.05. Michael Bigger is the control person of District 2 Capital Fund LP and as such is the beneficial owner of the shares held in its name. The address of District 2 Capital Fund LP is 14 Wall Street 2nd Floor, Huntington, NY 11743.

(5) Includes 190,476 warrants to purchase common shares and 190,476 option warrants to purchase common shares at an exercise price of US$1.05. Eli Fireman is the control person of FirstFire Global Opportunities Fund LLC and as such is the beneficial owner of the shares held in its name. The address of FirstFire Global Opportunities Fund LLC is 1040 1st Ave, New York, NY 10022.

(6) Includes 238,095 warrants to purchase common shares and 238,095 option warrants to purchase common shares at an exercise price of US$1.05. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Intracoastal. The address of Intracoastal Capital LLC is 245 Palm Trail, Delray Beach, FL 33483.

(7) Includes 238,095 warrants to purchase common shares and 238,095 option warrants to purchase common shares at an exercise price of US$1.05. Brendan O’Neil and Keith Coulston are the managers of Ionic Ventures, LLC and in such capacity have joint voting and dispositive power over shares held by Ionic Ventures, LLC. Mr. O’Neil and Mr. Coulston each disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein. Ionic Ventures, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer. The address of Ionic Ventures, LLC is 3053 Fillmore Street, Ste. 256, San Francisco, CA 94123.

(8) Includes 333,333 warrants to purchase common shares and 333,333 option warrants to purchase common shares at an exercise price of US$1.05.

(9) Includes 95,238 warrants to purchase common shares and 95,238 option warrants to purchase common shares at an exercise price of US$1.05. Howard L. Gerson is the control person of Smartnet Capital LLC and as such is the beneficial owner of the shares held in its name. The address of Smartnet Capital LLC is 3201 NE 183rd St., Apt. 2707 Aventura, FL 33160.

(10) Includes 59,524 warrants to purchase common shares and 59,524 option warrants to purchase common shares at an exercise price of US$1.05. Daniel Warsh is the control person of Warberg Special Situations Fund LP and as such is the beneficial owner of the shares held in its name. The address of Warberg Special Situations Fund LP is 716 Oak Street, Winnetka, IL 60093.

(11) Includes 59,524 warrants to purchase common shares and 59,524 option warrants to purchase common shares at an exercise price of US$1.05. Daniel Warsh is the control person of Warberg WF X LP and as such is the beneficial owner of the shares held in its name. The address of Warberg WF X LP is 716 Oak Street, Winnetka, IL 60093.

(12) Includes 119,048 warrants to purchase common shares and 119,048 option warrants to purchase common shares at an exercise price of US$1.05. Daniel Warsh is the control person of Warberg WF XI LP and as such is the beneficial owner of the shares held in its name. The address of Warberg WF XI LP is 716 Oak Street, Winnetka, IL 60093.

(13) Includes 200,000 warrants to purchase common shares and 200,000 option warrants to purchase common shares at an exercise price of US$1.05. WVP Management, LLC, the Managing Member of WVP Emerging Manager Onshore Fund LLC - Structured Small Cap Lending Series (the “WVP Selling Stockholder”), has discretionary authority to vote and dispose of the shares held by the WVP Selling Stockholder and may be deemed to be the beneficial owner of these shares. Cavalry Fund I Management LLC and Worth Venture Partners, LLC, in their capacity as advisors to the WVP Selling Stockholder, may also be deemed to have investment discretion and voting power of the shares held by the WVP Selling Stockholder. Thomas Walsh, in his capacity as General Partner, CEO, and Chief Information Officer of Cavalry Fund I Management LLC, may also be deemed to have investment discretion and voting power over the shares held by the WVP Selling Stockholder. Abby Flamholz, in her capacity as Managing Member of WVP Management, LLC and in her capacity as Managing Member of Worth Venture Partners, LLC, may also be deemed to have investment discretion and voting power of the shares held by the WVP Selling Stockholder. WVP Management, LLC, Cavalry Fund I Management LLC, Worth Venture Partners, LLC, Mr. Walsh and Ms. Flamholz each disclaim any beneficial ownership of these shares. The address of this WVP Selling Stockholder is 82 E. Allendale Road, Suite 5B, Saddle River, NJ 07458.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
·	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
·	an exchange distribution in accordance with the rules of the applicable exchange;
·	privately negotiated transactions;
·	settlement of short sales that are not in violation of Regulation SHO;
·	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;
·	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
·	a combination of any such methods of sale; or
·	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM- 2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common shares and activities of the selling shareholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DIVIDEND POLICY

To date, we have not paid any dividends on our outstanding common shares. The future payment of dividends will depend upon our financial requirements to fund further growth, our financial condition and other factors which our Board of Directors may consider in the circumstances. We do not contemplate paying any dividends in the immediate or foreseeable futures.

COMPANY INFORMATION

History and Development of the Company

We were incorporated pursuant to the Business Corporations Act (Quebec) on August 27, 2012, under the name Riopel Marine Inc. On April 23, 2020, we changed our name to Vision Marine Technologies Inc. and our principal activity is the design, development and manufacturing of electric outboard powertrain systems and power boats and the renting of electric boats . We have two wholly-owned subsidiaries.

Our registered agent in the United States is Corporation Service Company. The address of Corporation Service Company is 251 Little Falls Drive, Wilmington, DE 19808.

On November 27, 2020, we issued 2,760,000 Common Shares in our initial public offering. After deducting underwriting discounts, commissions and offering expenses, the net proceeds from the offering were approximately US$24,940,000. In connection with the offering, we listed our Common Shares on the Nasdaq Capital Market under the symbol “VMAR”.

On June 3, 2021, we acquired an electric boat rental business in Newport, California for approximately $9,020,000, of which $5,546,000 was paid in cash and $3,474,000 of which was paid in the form of common shares.

Our principal executive offices are located at 730 Boulevard du Curé-Boivin, Boisbriand, Quebec J7G 2A7, Canada. Our phone number is 450-951-7009. Our website address is https://visionmarinetechnologies.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

BUSINESS OVERVIEW

General

We are in the business of designing and manufacturing electric outboard powertrain systems, power boats and related technology and the renting of electric boats. We believe that our electric outboard powertrain systems are significantly more efficient and powerful than those currently being offered in the market today. In particular, we have recorded powertrain efficiencies of more than 96%, well above the 54% efficiency that we recorded for our principal competitor’s product. Increases in powertrain efficiency allow for more power and range, both of which are highly desirable characteristics for consumers in the marketplace. Although our primary focus is on electric outboard powertrain technology, we will continue to design, manufacture and sell our high-performance, fully-electric boats to commercial and retail customers. According to Allied Market Research, the global electric boat market will reach US$16.6 billion in 2031 up significantly from US$5 billion in 2021, growing at a compound annual growth rate of 12.9% from 2022 to 2031.

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. Our technologies used in this powertrain system are designed to improve the efficiency of the outboard powertrain and, as a result, increase range and performance. We believe our approach in marketing and selling our powertrain technology to boat designers and manufacturers will enable us to leverage their distribution and servicing systems with minimal capital outlay. We expect our core intellectual property contained within our outboard electric powertrain systems to form the foundation for our future growth and for such systems to represent the majority of our revenue.

We continue to manufacture hand-crafted, highly durable, low maintenance, environmentally-friendly electric recreational powerboats. In our last two fiscal years 2023 and 2022, we manufactured 46 and 58 powerboats, respectively. We sell powerboats to retail customers and operators of rental fleets of powerboats through which we seek to build brand awareness. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We conduct our transactions directly to customers through our website or through a network of marinas, distributors and show rooms.

In an effort to improve air quality and protect local water habitats, cities and local municipalities are beginning to ban or restrict the use of gasoline- and diesel-powered boats from local waterways, lakes and rivers. For example, Teal Lake in Michigan, USA, bans the standard use of powerboat motors fueled by gasoline or diesel. This trend is beginning to take hold in other parts of the United States, including Washington state, which has provided clear examples of the harm that gasoline products cause on local waterways, and New Hampshire, where the Department of Safety has published restrictions on the use of gasoline and diesel-powered boats across its state.

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats by acquiring EBR, an entity that rents electric boats at two marinas in California. In addition to generating revenues from the rental of our powerboats, EBR builds brand awareness and acts an open-water showroom for potential buyers.

Our Electric Outboard Powertrain Systems

A powertrain system is a vehicle’s infrastructure that converts energy into movement. In an electric boat, that infrastructure starts at the battery pack, continues with an inverter, goes to the motor and ends with the propeller. Electric powertrains have less moving parts than powertrains for boats with an internal combustion engine and, as a result, tend to break less and require less complex servicing.

The efficiency of a powertrain system determines the range of a boat on a single battery charge and the speed at which the boat operates. We find existing electric powertrain systems unsatisfactory because of their insufficient yields and limited power range. In 2015, we decided to research technology to take advantage of this vacuum and develop an in-house system, relying on existing third-party components where possible. We noted the need for innovation in the following areas:

•	optimizing the electric motor to improve efficiency and range by customizing the power to the motor from different battery suppliers;

•	developing optimization software that reads and calibrates the controller to suit the current use of the outboard electric powertrain system;

•	using appropriate components, including the battery;

•	customizing gears and propellers to a boat’s specifications. We have recorded the efficiency of our principal competitor’s electric powertrain system as 54%, meaning that only 54% of the power leaving the battery pack reached the propeller, although their technology may have improved since that recording. Our proprietary union and direct transmission system allow our prototype powertrains to have an efficiency of 96% which provides a competitive advantage over current electric outboard motors. We have also chosen a propeller design which when combined with the efficiencies obtained using our proprietary union and transmission system, provides optimal results; and

•	developing an innovative controller, in particular, one that:

o	improves control over thermal overheating and thus protects the electric powertrain system;

o	incorporates a dual electrical and mechanical cooling system allowing for a better performance of the electric powertrain system;

o	detects possible operating problems (for example cavitation); and

o	reduces jolts and noise.

Our electric powertrain is designed to have 180 hp (horsepower) and 236 Lb. ft at 96% load. Furthermore, the electric powertrain system will be liquid cooled as compared to air cooled.

In October 2021, we entered into a Manufacture and Supply Agreement with Linamar Corporation, a provider of manufacturing solutions and a developer of highly engineered products. Under the terms of the agreement, we intend for McLaren Engineering, Linamar’s technology and product development team for its advanced mobility segment, to manufacture and assemble our E-Motion™ technology through testing, parts, tooling development, and designing the union assembly for mass production of our electric powertrain at Linamar’s facility in Canada.

Once we have scaled up the production of our electric powertrain, we intend for the Linamar Corporation to produce our electric powertrain for mass commercialization. Although we believe that we can produce up to 300 electric powertrains per year in our current facilities in addition to producing 150 boats per year, we believe that contracting out the production of the electric powertrains will allow us to dedicate more time and resources to the development of additional electric powertrains.

The production of our electric powertrains will consist of assembling components from third parties, including battery packs, inverters and high-efficiency motors. We intend to use advanced batteries primarily from two suppliers, Octillion and Neogy, but as we are be able to use a wide range of batteries we could use other suppliers. We will source the inverters from UQM (Danfoss Editron) and motors from UQM (Danfoss Editron).

In January 2022, we announced our partnership with Octillion to develop a customized high voltage 32 KW high density battery. Octillion will manufacture a new advanced electric battery system, “Polar 35” to power our E-Motion™ outboard powertrain. The configuration of the battery pack is smaller than that of a typical fuel tank, which in turn makes it easier to custom fit in virtually any boat.

During that same period, we partnered with Nextfour Solutions Ltd. to further develop a customized multifunctional display to be integrated within our E-Motion™ 180 fully electric powertrain system.

In February 2022, we partnered with Weismann Marine, LLC to design and develop a lower unit (or gearcase) assembly. We partnered with Hellcat Powerboats to include our outboard powertrain in the boat that achieved a world record speed of 109 mph for an all-electric boat in 2022.

Our electric powertrains will be controlled by control software developed in house. We have used open-source software code to develop our own battery management system software that will be tailored to regulate the power from the battery pack to the electric motor and its related systems.

We have received governmental support in connection with our development of electric powertrains. In our 2023, 2022 and 2021 fiscal years, we recognized grants and investment tax credits amounting to $232,882, $1,458,632 and $921,658, respectively, of which $144,032, $1,408,840 and $859,516, respectively, is presented against research and development expenses.

In July 2022, we launched a partnership with Group Beneteau to integrate our outboard motors onboard several models across Group Beneteau’s brand portfolio. In August 2023, our outboard powertrain was included in the boat that broke our previously held world record speed for an all-electric boat when it achieved a speed of 116 mph. In October 2023, we announced the delivery of our E-Motion™ Electric Powertrain Technology to Groupe Beneteau, Four Winns to be the inaugural electric motors integrated on the Four Winns H2e Bowrider. Group Beneteau has announced that they intend for its other brands to also use this technology both in North America and Europe. In November 2023, we received an initial purchase order from Wired Pontoon for 25 units of the E-Motion™ 180E outboard and powertrain systems.

Specifications of our First Outboard Electric Powertrain

Specifications of our first outboard electric powertrain:

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. We set out below the current specifications of this outboard electric powertrain.

Maximum power	180 HP, 135 kW
Max torque	250 ft.lb, 340 Nm
Continuous power	90 kW
Voltage	650 V
Efficiency	96%
Weight	413 Lbs., 188 kg
Lithium Battery	60 - 420 kW
Shaft Length	S – XL
Cooling	Water
Control	Can bus

As we develop our electric powertrain systems, we envisage a 335-horsepower version of our electric outboard engine to be released.

Our Powerboats

We manufacture four models of electric powerboats and are preparing to launch a fifth model. Each model is available in different standard variations or may be customized according to a purchaser’s specifications.

	Bruce 22	Volt 180	Fantail 217	Quietude 156	Phantom

Starting Price	$73,995	$44,995	$49,995	$35,495	$19,123 - $38,252
E-Propulsion Power	5 HP	5 HP	5 HP	5 HP	5 HP
E-Motion Power	180 HP	180 HP	n/a	n/a	n/a
Capacity	5-8 passengers	10 Canada, 14 US	8-10 passengers	4 passengers	10 passengers
Dry Weight	1088 Kg (2400 pounds)	720 kg (1600 pounds)	775 kg (1705 lbs.)	800lbs	1,072Ibs
Hull Material	Fiberglass	Fiberglass (Infusion Sandwich)	Fiberglass	Fiberglass	Roto molding
Overall Length	6.7 m (22′)	5.4 m (17’9”)	6.6 m (21’7”)	4.7 m (15’6”)	5.03 m (16’6”)
Overall Width	2.08 m (6’6”)	2.13 m (7’)	2.03 m (6’8”)	1.5 m (4’11”)	1.89 m (6’ 0”)
Draft	0.45 m (18”)	0.30 m (12”)	0.43 m (20”)	0.18 m (8”)	0.305 m (12”)
Homologation	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU

Woodwork	Mahogany, Teak	Synthetic	Synthetic	Synthetic	n/a

Propulsion	E-Motion	E-Propulsion	E-Propulsion	E-Propulsion	n/a

Battery Type	Lithium ion	Lithium ion	Lithium ion	Lithium ion	Lithium

For each of our boats, our consumers are able to customize certain aspects including color (for the hull, striping, interior and deck), radio and covers and other storage options. In addition, there are customizations that are just available for some boat models, including propulsion and batteries.

Bruce 22

Reaching speeds of up to approximately 41 miles per hour (66 kph), the Bruce 22 is our flagship boat. We offer three variations of the Bruce 22: a Hatchback Classic (a 100 kWh five-seater starting at $279,995), an Open Utility (a 100 kWh eight-seater starting at $289,995) and the Bruce22 T (a 4 kWh eight-seater starting at $73,995). In addition to the customizations that are available for each of our boats, purchasers may customize the Bruce 22 by choosing among various options including type of propulsion (Piktronic, Torqeedo or Min-Kota), inserts (mahogany, permatek and fiber glass) and other options (including ski pole, underwater light and a swim platform). In our 2023 and 2022 fiscal years, we did not sell any Bruce 22s.

Volt 180

Reaching speeds of up to approximately 30 miles per hour (48 kph), the Volt 180 is a powerful boat that can be used for various watersports. In addition to the customizations that are available for each of our boats, purchasers may customize the Volt 180 by choosing among various options including the power of the motor (available in 2, 3, 6, 10, 60 and 125 kilowatts), accessories (including racing seats, fish rod holder, depth finder and anchor) and other options (including bumper, types of canopies and a premium sound system). In our 2023 and 2022 fiscal years, we sold 19 and 20 Volt 180s.

Fantail 217

We designed the Fantail 217 with a view towards relaxation rather than speed. The Fantail 217 starts at $49,995, seats up to ten people and has a maximum speed of approximately 10 miles per hour (6 kph). In addition to the customizations that are available for each of our boats, purchasers may customize the Fantail 217 by choosing among various options including the type of motor (Torqeedo Salt Water, E-Tech, Min-Kota or E-Propulsion), number of batteries (up to eight), type of canopy (aluminum, stainless steel or fiberglass) and other options (including night navigation light, a double horn and bottom paint). In our 2023 and 2022 fiscal years, we sold 22 and 31 Fantail 217s.

Quietude 156

As the name suggests, we designed the Quietude 156 with an eye towards tranquility over speed or power. The Quietude 156 starts at $35,495, seats four passengers and reaches a top speed of approximately 6 miles per hour (10 kph). The Quietude 156 comes with a Min-Kota 36V motor, but purchasers may still customize other aspects of the Quietude 156 by choosing among various options including the type of table to be used, the type of canopy and electronics that can be included (such as a Bluetooth marine radio and a depth meter). In our 2023 and 2022 fiscal years, we sold 2 and 7 Quietude 156s.

Phantom

We designed the Phantom specifically for the boat rental market. The Phantom starts at $19,123 for the hull only, seats up to ten passengers and reaches a top speed of approximately 6 miles per hour (10 kph). The Phantom is made out of recyclable plastic and is US Coast Guard approved. We launched the Phantom in our 2023 fiscal year and have yet to sell any Phantoms.

Sales

We envision that if we are able to commercialize and mass produce our electric powertrains, a large majority of our revenue will be generated from the sale of our electric powertrains. Although we have yet to commercialize our electric powertrains, we have received non-binding letters of intent from OEMs for the purchase of such powertrains. Under the LOIs, OEMs have indicated their interest in purchasing over 1,000 powertrains through the year ended August 31, 2024. Such LOIs are non-binding and may never result in any actual sales. The projected sales price for our first electric outboard powertrain system is $100,000.

In our 2023 and 2022 fiscal years, we generated approximately 29% and 35%, respectively, of our revenue from the sale of our electric powerboats. In our 2023 fiscal year, we sold 46 of our electric powerboats for revenue of $1,612,699, and in our 2022 fiscal year, we sold 58 of our electric powerboats for revenue of $2,557,086. Our sales are to retail customers and operators of rental fleets of powerboats.

Sales of New Powerboats to Retail Purchasers

We sell our powerboats to retail purchasers. In our 2023 and 2022 fiscal years, we sold 14 and 21 powerboats to retail customers, respectively, which was approximately 30% and 36%, respectively, of all sales in those periods.

Sales of Fleets of New Powerboats

We sell our powerboats to persons and entities operating fleets of rental boats. In our 2023 and 2022 fiscal years, we sold 7 and 17 powerboats to rental fleet operators, respectively, which was approximately 15% and 29% of all of our sales, respectively, in such periods. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats.

In October 2022, we announced a partnership with Nautical Ventures Group (“Nautical”), whereby Nautical will be the sole and exclusive distributor of the Phantom in the United States. The non-binding memorandum of understanding with Nautical includes Nautical’s agreement to purchase a minimum of 50 Phantom boats.

Rentals

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats by acquiring EBR, an entity that rents electric boats at the Lido Marina Village in Newport, California. We acquired this business for approximately $9,020,000, of which $5,546,000 was paid in cash and $3,474,000 of which was paid in the form of 284,495 common shares. At the time of the acquisition, our Chief Executive Officer was an affiliate of EBR.

On April 1, 2023, we opened our second electric boat rental operation in Portside Ventura, California, located at 1196 Portside Drive Ventura. The new rental operations serve multiple purposes, including testing, validating, and training for west coast boat manufacturers. We plan to use the facility to evaluate and provide training on our fully electric E-Motion™ 180E propulsion system and outboard technology.

EBR has a fleet of approximately 30 powerboats. Rental rates range from US$75 per hour to US$215 per hour, plus a booking fee, with a minimum booking of two hours. Once a powerboat in the EBR fleet has over 200 hours of sailing time, EBR offers the powerboat for sale to the public. In our 2023 and 2022 fiscal years, our rental business generated approximately $4,038,803 and $4,794,000 of revenue, respectively, the majority of which was from the rental of our powerboats.

Investment in Electric Boat Manufacturer

On May 14, 2021, we purchased $3,400,000 in debentures (the “Debentures”) from The Limestone Boat Company Limited (“Limestone”). Limestone is a North American designer and manufacturer of recreational and commercial powerboats. Because (i) Limestone announced that in January 2023 that its wholly-owned subsidiaries had filed for voluntary petitions for relief under Chapter 7 of the Bankruptcy Code of the U.S. Bankruptcy Court for the Middle District of Tennessee, (ii) the market price of Limestone’s common shares had fallen significantly below the conversion price set out in the Debentures and (iii) because we deemed it unlikely that we would convert the debt pursuant to the original terms of the Debentures, the Company agreed to give Limestone the right to convert the Debentures into common shares of Limestone at a conversion price of $0.071, which was approved by the shareholders of Limestone and is awaiting the issuance of the Company’s shareholder certificate, following the exercise of the conversion right by Limestone. The Company maintained the fair value of its investment in Limestone at nil as at November 30, 2023 [August 31, 2023 – Nil].

Suppliers

Although we manufacture all of our powerboats, we do so by assembling the component parts that we acquire from third-party suppliers rather than by producing any of those component parts ourselves. Some of these parts and components are manufactured to our specifications (such as hulls and motors) while others are bought “off the shelf” (such as batteries and canopies). We do not maintain long-term contracts with preferred suppliers, but instead rely on informal arrangements and off-the-shelf purchases. We materially depend on some of those third-party suppliers for certain components that we obtain from a limited number of suppliers.

We have not experienced any material shortages in any of our product parts or components, but as a result of the COVID-19 pandemic some of our third-party suppliers experienced delays, and are continuing to experience delays, in delivering our product parts and components in a timely manner and fluctuations in price for these supplies is a possibility if raw material pricing increases. Temporary shortages, when they do occur, usually involve manufacturers of these products adjusting model mix, introducing new product lines, or limiting production in response to an industry-wide reduction in boat demand, or, as recently experienced during the COVID-19 pandemic, in finding persons able to deliver the parts and components in a timely manner.

Electric Powertrains

The most significant parts and components we intend to use in manufacturing our electric powertrains are:

•	engines – we rely on two suppliers of engines, Danfoss Editron and E-Propulsion;

•	lithium-ion batteries – we intend to use duplicate suppliers, including Neogy and Octillion, to make lithium-ion batteries we can use in at a price and quality that we are looking for;

•	inverter – we intend to source our inverters from Danfoss Editron;

•	smart navigation system – we intend to rely on our partnership with Nextfour to develop a multifunctional display to be integrated with our E-Motion powertrains.

Powerboats

The most significant parts and components used in manufacturing our boats are:

•	engines – we use one supplier of engines, E-Propulsion (for the Quietude, the Fantail 217 and the Volt 180) in addition to our use of our E-Motion for the Volt;

•	lithium-ion batteries – we source duplicate suppliers for our lithium-ion batteries, including Neogy and Octillion and believe that we could source batteries at a similar price from the market were these suppliers unable to meet our demand;

•	hulls – we have two suppliers of the hulls that we use in our boats, but we believe that we could source hulls of a similar quality and at a similar price without significant delay to our production schedule were these suppliers unable to meet our demands.

As we do not produce any of the parts of components of our electric powertrains or electric powerboats, we do not materially use, or intend to use, any raw materials in their production. The manufacturers of the parts and components that we use, however, do use raw materials, including resins, fiberglass, hydrocarbon feedstocks, steel and various minerals, especially in the production of the engines and batteries that we use. We do not control how these third parties source the raw materials that they use, and we may suffer production delays if such third parties do not have access to all of the raw materials that they need or source conflict minerals in violation of applicable regulations.

Patents and Licenses

We do not currently have any patents or any patent applications pending, and we do not rely on any licenses from third parties at this time.

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we intend to rely on a combination of patent and design applications, trade secrets, including know-how, employee and third-party non-disclosure agreements, copyright laws, trademarks and other contractual rights to establish and protect our proprietary rights in our technology. We intend to file patent applications with respect to components of a powertrain that we are developing. We do not know whether any of our patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even if granted, these pending patent applications might not provide us with adequate protection.

Trademarks

We filed trademark applications with the Canadian Intellectual Property Office and the U.S. Patent and Trademark Office for our logo and the brand name “E-Motion”. We operate under the trade name “VISION MARINE TECHNOLOGIES”, but neither this name nor any of the names of the models of our boats are currently registered trademarks.

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Industry Overview

In North America, 75 million people go boating every year, according to the U.S. Coast Guard, with approximately 11.8 million recreational vessels registered with the U.S. Coast Guard in 2020. The worldwide recreational boating market size was approximately US$35 billion in 2020 and is set to surpass US$60 billion by 2027, according to a research report by Global Market Insights, Inc. Within the boating market, there is an outboard motor market and an electric boat market. Our products fall into each of those categories, and if produced, our electric powertrains will be used in boats in both those markets.

Outboard Motor Market

An outboard motor is a propulsion system for boats, consisting of a self-contained unit that includes engine, gearbox and propeller or jet drive, designed to be affixed to the outside of the boat. As well as providing propulsion, outboards provide steering control, as they are designed to pivot over their mountings and thus control the direction of thrust. Outboard motors tend to be found on smaller watercraft as it is more efficient for larger boats to have an inboard system. Although outboard engines powered by fossil fuels have traditionally dominated this market and continue to do so, electric outboard motors are a relatively new phenomenon that have been growing in step with the growth in the electric boat market.

According to the NMMA, after reaching record highs in 2022, sales of outboard engines in the United States (which includes outboard motors) surpassed US$10.5 billion and is expected to grow by 5% (CAGR) by 2032. Consumer demand for higher-performance engines continued to trend upward in 2020, with double digit gains in sales for engines with 200 and greater horsepower. Engines with between 200 and 300 horsepower accounted for 27% of all sales of outboard engines.

Although many recreational boats can be powered by outboard or inboard motors, many consumers prefer outboard motors. Among the reasons for their preference are that, unlike inboard motors, outboard motors can be easily removed for storage or repairs, they provide more room in the boat as they are attached to the transom outside of the boat, they tend to have a shallower draft and they can be more easily replaced in the event the motor no longer works or a desire to upgrade to a higher horsepower.

There are many manufacturers of outboard motors. Some of these manufacturers are subsidiaries of massive global conglomerates, like Yamaha, Bombardier and Suzuki, that have more resources and experience in the market than we do. Others are relatively new startups, like us, that may be more nimble and adaptive to changes in the outboard motor market than we will be. We deem our biggest competitor in the electric outboard motor market to be Torqeedo.

Electric Boat Market

Although electric boats have been available for over 100 years, interest in them was minimal until the 1990s when the first studies were conducted in the United States following the suspicion that motorboats contaminate aquatic environments significantly through loss of gasoline and lubrication oil. According to Andre Mele, recreational boats pollute as much as cars and trucks in the United States. In the early 2000’s, 8 million speedboats in the United States released 15 times more pollutants annually into the environment than the oil spill produced by the oil tanker Exxon Valdez in 1989. The sinking of this tanker in Alaska had released 11 million U.S. gallons of hydrocarbons into the environment. After conversion, this means that each boat releases an average of 78 L of hydrocarbons into aquatic environments each year. If that average is still current, we estimate that in 2019 oil losses in the environment via motorboats equaled 150,000 tons of hydrocarbon scaly leaks in Canada (based on 2 million vessels), 750,000 tons of hydrocarbon scaly leaks in the United States (based on 10 million vessels) and 450,000 tons of hydrocarbon scaly leaks in Europe (based on 6 million vessels).

This explains why some lakes and bodies of water have recently banned motorboats. The total elimination of gasoline immediately eliminates a large source of marine pollution, with immediate results: possibility of beaches, swimming and reduction of BOD (biochemical oxygen demand) and DCO (direct chemical oxidation) of ambient water. Specifically, hydrocarbons, similar to the dirt that clings to the walls of a bathtub, contaminate the shores and banks of lakes, rivers and bodies of water, where the development of many living organisms takes place. The ecosystem is then modified with the scarcity or disappearance of certain species.

In an effort to tackle air pollution, cities around the world are beginning to ban all gasoline - and diesel-powered boats from the center of the city. One of the first cities to implement this change is Amsterdam, Netherlands. This movement to electrically powered boats has been implemented in Venice, where the city has restricted the movement of gasoline - and diesel-powered boats, while exempting electrically powered boats.

Interest in electric boats has also been driven by decreases in their cost largely as a result of a decrease in the price of the batteries used to power them. The average price per kilowatt hour of a lithium-ion battery fell from approximately US$1,200 in 2010 to below US$138 in 2020.

The electric boat market is competitive in nature with much of that competition of late focusing on launching new E-boats that have longer range and higher speed than currently available boats. The global electric engine market is set to garner US$15.5 billion by 2032 Research and Markets predicts that the growth in the electric boat market will be caused by:

•	advancement in battery technology that offers longer run-time and higher speed;

•	decreasing battery prices;

•	problems inherent to internal combustion engine boats, including a high pollution rate and the comparatively high fuel prices; and

•	other noteworthy advantages offered by electric boats, such as noiseless and smokeless use and less vibration and less engine maintenance than boats that use internal combustion engines.

The electric boat market is segmented into two categories, hybrid and pure electric boats. In 2018, hybrid electric boats represented approximately 70% of the electric boat market. The NMMA anticipates that the market shares of the pure electric boat segment will meaningfully increase during the period from 2019 to 2027 owing to advancements in battery technology. On the basis of passenger capacity, electric boats with a capacity of less than 10 passengers captured the highest share of the global electric boat market in 2018. Additionally, the same segment is the fastest-growing segment pertaining to high demand for small boats for recreational purposes from high-income earners in the United States, Canada and Western European.

Government Support

Although the recreational powerboat industry does not generally receive much direct governmental support, we have received tax credits from, and grants provided by, the Quebec provincial government and the Canadian federal government primarily in connection with our development and promotion of green technology. In our 2023 and 2022 fiscal years, we recognized grants and investment tax credits amounting to $232,882 and $1,458,632, respectively, of which $144,032 and $1,408,840, respectively, is presented against research and development expenses. Although we do not consider the receipt of such credits and grants as essential to our operations, if they were no longer available, our business, prospects, financial condition and operating results could be adversely affected.

Competitive Advantages & Operational Strengths

We face competition from manufacturers of:

(i)	electric powertrain systems that sell to OEMs,

(ii)	traditional fossil fuel-powered recreational powerboats in general and

(iii)	electric recreational powerboats in particular.

We intend to sell our electric powertrains to OEMs for use in their boats. We are currently aware of one company (Torqeedo) that produces electric powertrains for OEMs, and as a result we believe that there is a viable and meaningful market opportunity in this market for us. Although, we believe that our electric powertrain systems are more efficient and powerful than current offerings on the market, our competitors, including Torqeedo, may have greater resources than we do and OEMs may find their designs or price to be more attractive than ours. Even if we produce electric powertrains and sell them to OEMs, other competitors may enter the field or the OEMs may decide to produce their own powertrains and cease purchasing ours.

The recreational powerboat industry is highly competitive for consumers and dealers. Competition affects our ability to succeed in the markets we currently serve and new markets that we may enter in the future. Some potential purchasers of powerboats may not have a preference as to whether they will purchase electric powerboats or fossil fuel powered ones. To that end, we compete with several large manufacturers, such as Brunswick Corporation, MasterCraft Boat Holdings, Inc. and Correct Craft, that produce fossil fuel powerboats and have greater financial, marketing and other resources than we do. To the extent that OEMs incorporate our electric powertrains into their boats, those boats will also compete with traditional fossil fuel powerboats. We compete with large manufacturers who are represented by dealers in the markets in which we now operate and into which we plan to expand. We also compete with a wide variety of small, independent manufacturers. Competition in our industry is based primarily on brand name, price and product performance.

The electric recreational powerboat market is evolving and companies within it must be able to adapt without jeopardizing the timing, quality or quantity of their products. We deem our principal competitors within this market to be Duffy Electric Boat Company, Elctracraft, Pender Harbour, Elco Motor Yachts Company (formerly known as Launch Electric Company), Budsin Wood Craft, Ruban Bleu Electric Boats, Frauscher Boats and Boote Marian GmbH. In addition to the matters mentioned above, we compete with other manufacturers of recreational electric boats on technological developments (such as powertrain efficiency, life of batteries and battery use per charge) and partnerships with battery and motor suppliers. As electric boat technology improves, we anticipate that more manufacturers will market competing products. As they do, we expect that we will experience significant competition.

We believe the primary competitive factors in our market include but are not limited to:

•	technological innovation;

•	product quality and safety;

•	service options;

•	product performance;

•	environmental friendliness;

•	design and styling; and

•	brand perception.

Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Most of our competitors have more extensive customer bases and broader customer and industry relationships than we do. In addition, many of these companies have longer operating histories and greater name recognition than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively.

Furthermore, certain large manufacturers offer financing options on their powerboats and also have the ability to market powerboats at a substantial discount, provided that the boats are financed through their affiliated financing company. We do not currently offer any form of direct financing on our boats. The lack of direct financing options and the absence of customary boat discounts could put us at a competitive disadvantage.

We might not be able to compete successfully in our market. If our competitors introduce new powertrains, powerboats or services that compete with or surpass the quality, price or performance of our powertrains, powerboats or services, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.

We believe that our experience, production capability, product offering and management give us the ability to successfully operate in the recreational electric powerboat market in a way that our competitors cannot. In particular, we believe that we have a number of competitive advantages, including:

•	technological innovation: we have demonstrated our capacity to develop our own products through research and development by introducing the Volt 180, which held the speed record for a certified electric boat. Subsequently, we partnered with Hellcat Powerboats to include our outboard powertrain in the boat that achieved a world record speed of 109 mph for an all-electric boat. We believe that the technological design of our electric powertrain will provide efficiency at a price that our competitors will not be able to match.

•	product performance: the efficiency of our powertrain systems provides the boats they are in greater speed and range than comparable electric boats, results that are magnified when combined with our ultra-hydrodynamic hull designs.

•	certification: unlike some of our competitors, our boats are certified by the U.S. Coast Guard and the Canadian Coast Guard in Canada and meet the European Union’s imported manufactured products standards. We intend to have such certification for our electric powertrain systems as well as that of the ABYC and to receive CE marking indicating their conformity with health, safety, and environmental protection standards within the European Economic Area.

•	product price: although the price of our boats depends on the customer’s specifications, we believe that our products are competitively priced across all models and with all customizations.

•	management expertise: our founders have extensive experience in offshore powerboating and are aware of what is required by customers in regard to power and efficiency of outboard electric powertrain systems. The inherent reputation of our management team over 25 years has built our brand for quality and technologically advanced products.

Strategy

As a designer, manufacturer, and marketer of premium electric boats and electric powertrain systems, we strive to design new and innovative products that appeal to a broad customer base. Since fiscal 2014, we have successfully launched a number of new products and features with best-in-class quality leading to increased sales and significant margin expansion. Furthermore, our unique product development process enables us to offer products with innovative offerings that we believe will be difficult for our competitors to match without significant additional capital investments, most notably our outboard electric powertrain system.

We are developing innovative electric outboard powertrain systems designed to enable us to capture market share, as the outboard powertrain industry moves to electric powertrain outboard motors to comply with local green initiatives. The NMMA estimates that after reaching record highs in 2020, outboard engine sales in the U.S had a single digit decline in 2021, down 6.6 percent to 307,800 units. Despite the drop from 2020, sales in 2021 were the second highest total in the last 14 years, and 29% above average retail unit sales from 2008–2021. Total retail orders of outboard engines were US$2.9 billion in 2018, and Blueweave Research estimates that global electric boat market will reach US$18 billion by 2026.

We sell our electric boats to retail customers as well as to boat clubs and boat rental operations. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We plan to further expand our sales by offering our products via third-party dealerships and by attending more tradeshows. As we launch our innovative electric outboard powertrain systems, we will directly market to OEMs of boats, thereby leveraging their support and distribution systems. We will market our electric powertrains to the OEMs by attending trade shows, inviting the OEMs to test the electric outboard powertrains on a prototype boat, introducing the electric powertrain using social media avenues and advertising the electric powertrain systems in trade journals.

We will continue to implement a number of initiatives to reduce our cost base and to improve the efficiency of our manufacturing process. Additionally, we have fostered a culture of operational improvement within our workforce, which will lead to further operational efficiencies. Finally, we intend to invest in further research and development to ensure that we develop innovative electric powertrain systems thus expanding the number of OEMs that will use our products.

We intend to increase our international sales and expand our network of international distributors and dealers.

Manufacturing

We produce our electric recreational powerboats and related components at our 15,000 square foot assembly warehouse in Quebec and intend to use Linamar as our production partner for our E-Motion powertrains. In our last two fiscal years, 2023 and 2022, we manufactured 46 and 58 powerboats. We run one assembly line and have a production capacity that allows us to produce up to seven boats a week depending on the type of boats and the specifications of each order.

Marketing

As we intend to sell our electric powertrains to a handful of OEMs, we will market the powertrains to them in a direct and focused manner. This will entail visits to the OEMs and visits from the OEMs at our production facility as well as general exposure of our powertrains at trade shows and in trade journals.

We primarily use our website and social media to sell our boats. We support this effort by attendance at trades shows (boat shows) that expose our products to the boat buying public and to industry specialists. We intend to continue to expand our social media presence and attend more trade shows in North America and internationally. We also rely on a network of distributors and dealers, and their marketing efforts, for the sale of our boats and seek to grow this network. We do not currently have a coordinated marketing effort with our network of distributors and dealers.

Sales and Service Model

As we do not have a direct relationship with the purchasers of the boats that incorporate our electric powertrains, we do not intend to service such purchasers directly if there is a problem with the powertrain. Rather, the OEMs of the boats incorporating the powertrains will service such purchasers, and we will provide OEMs instruction on their repair and provide training to OEM personnel at our facilities on a periodic basis, so that the OEMs can provide maintenance, repair and customer support to their customers. As we introduce new electric powertrain systems, we will continue to provide training to OEM personnel.

Sales Model

We sell directly to the customer via online, social media marketing and attendance at boat shows. We also sell our boats through a limited number of dealers and distributors. We will further expand our product offerings to third-party dealerships and by selling directly to OEMs.

Service Model

We do not offer direct servicing of our boats and do not offer a warranty for our boats. Purchasers of our boats are able to rely on the warranties provided by the manufacturers of the parts used in our boats, including the motors, the batteries and certain other components.

Government Regulation

Our operations are subject to extensive and frequently changing federal, state, provincial, local and foreign laws and regulations, including those concerning product safety, environmental protection and occupational health and safety. We believe that our operations and products are in compliance with these regulatory requirements. Historically, the cost of achieving and maintaining compliance with applicable laws and regulations has not been material. However, future costs and expenses required for us to comply with such laws and regulations, including any new or modified regulatory requirements, or an inability to address newly discovered environmental conditions could have a material adverse effect on our business, financial condition, operating results, or cash flows.

The regulatory programs that impact our business include the following:

Regulations on Hazardous Materials

Certain materials used in our manufacturing, including the resins used in production of our boats, are toxic, flammable, corrosive, or reactive and are classified by the federal, state and provincial governments as “hazardous materials.” Control of these substances is regulated by the Environmental Protection Agency (EPA) and state pollution control agencies under the Federal Resource Conservation and Recovery Act, and related state programs in the United States, and by Environment and Climate Change Canada and Health Canada and provincial pollution control agencies under the Canadian Environmental Protection Act, 1999 (“CEPA”) and related provincial legislation in Canada. Storage of these materials must be maintained in appropriately labeled and monitored containers, and disposal of wastes requires completion of detailed waste manifests and recordkeeping requirements. Any failure by us to properly store or dispose of our hazardous materials could result in liability, including fines, penalties, or obligations to investigate and remediate any contamination originating from our operations.

The United States Clean Air Act and the Canadian Environmental Protection Act

The United States Clean Air Act (the “CAA”) and CEPA and corresponding state and provincial rules regulate emissions of air pollutants. Because our manufacturing operations involve molding and coating of fiberglass materials, which involves the emission of certain volatile organic compounds, hazardous air pollutants, and particulate matter, we are required to comply with Canadian federal and provincial environmental protection regulations. The hulls used in our products are all manufactured by third parties. The additional cost of complying with these regulations has increased our cost to purchase hulls and, accordingly, has increased the cost to manufacture our products.

In addition to the regulation of our manufacturing operations, the EPA has adopted regulations stipulating that many marine propulsion engines meet certain air emission standards. The engines used in our products, all of which are manufactured by third parties, are warranted by the manufacturers to be in compliance with the EPA’s emission standards. Furthermore, the engines used in our products must comply with the applicable emission standards under the CEPA and corresponding provincial legislation. The additional cost of complying with these regulations has increased our cost to purchase the engines and, accordingly, has increased the cost to manufacture our products.

If we are not able to pass these additional costs along to our customers, it may have a negative impact on our business and financial condition.

Boat Manufacturing Standards

As a manufacturer of small vessels established in Canada, we are required to ensure that:

•	our boats comply with all the applicable construction requirements of Part 7 of the Small Vessel Regulations (Canada) and Transport Canada’s Construction Standards for Small Vessels (TP 1332E);

•	for each boat, a Declaration of Conformity is produced to Transport Canada in accordance with Part 8 of the Small Vessel Regulations (Canada) stating that the boat meets all the construction requirements and that a Compliance Notice is attached to the boat; and

•	each boat is marked with a Hull Serial Number (HIN) (also known as a Hull Identification Number) in accordance with Part 9 of the Small Vessel Regulations (Canada).

Boat Safety Standards

Our powerboats must be manufactured to meet the standards of certification in the jurisdictions in which they are used or to which they are imported. This means that our powerboats must meet the standards of certification required by the U.S. Coast Guard and the Canadian Coast Guard in Canada and they must be certified to meet the European Union’s imported manufactured products standards in the European Union. These certifications specify standards for the design and construction of powerboats. We believe that all our boats meet these standards. In addition to those standards, we believe that our powerboats meet the safety standards set by the ABYC, a non-profit, member organization that develops voluntary safety standards for the design, construction, maintenance, and repair of recreational powerboats.

Safety of recreational boats in the United States is subject to federal regulation under the Boat Safety Act of 1971, which requires boat manufacturers to recall products for replacement of parts or components that have demonstrated defects affecting safety. Any recall of our boats or components in our boats could result in large expenditures and tarnish our brand.

Labor regulations

The Act respecting occupational health and safety (Quebec) and the regulations made thereunder impose standards of conduct for and regulate workplace safety, including limits on the amount of emissions to which an employee may be exposed without the need for respiratory protection or upgraded plant ventilation. Our facilities are subject to inspection by Canadian, Quebec and local agencies and departments. We believe that our facilities comply in all material aspects with these regulations. We have made a considerable investment in safety awareness programs and provide ongoing safety training for all of our employees.

Research and Development

Among other factors, our boats are distinguished from their competitors as a result of design and technological features. We invest in research and development to develop and improve these features so that we may innovate future product offerings in boat and electric powertrain systems. For example, our Volt 180 was developed in conjunction with a Canadian government grant.

Seasonality

Our current operating results are subject to annual and seasonal fluctuations resulting from a variety of factors, including:

•	seasonal variations in retail demand for boats, with a significant majority of sales occurring during peak boating season;

•	product mix, which is driven by boat model mix and higher option order rates; while sales of all our boats generate comparable margins, sales of larger boats and boats with optional content produce higher absolute profits;

•	inclement weather, which can affect production at our manufacturing facilities as well as consumer demand, particularly for rentals;

•	competition from other recreational boat manufacturers; and

•	general economic conditions.

We do not envision the sales of our electric powertrains to OEMs will be seasonal. As building a boat is a time-consuming process, we expect that OEMs will build their boats and increase their inventory even in those seasons where sales are generally lower in preparation for the seasons of higher sales.

Legal Proceedings

We are not involved in, or aware of, any legal or administrative proceedings contemplated or threatened by any governmental authority or any other party. As of the date of this prospectus, no director, officer or affiliate is a party adverse to us in any legal proceeding or has an adverse interest to us in any legal proceeding.

Employees

As of November 24, 2023, we employed a total of 38 people full-time and 8 part-time. All of our employees were employed at our principal executive offices in Boisbriand, Québec and Newport, California. None of our employees are covered by a collective bargaining agreement.

The breakdown of full-time employees by main category of activity is as follows:

Number of
Employees
Activity	Full-Time
Administration	39
Manufacturing	7

Property, Plant and Equipment

Our manufacturing and office space is located in Boisbriand, Quebec, just outside of Montreal. This space is in three adjacent units each under a separate lease with a related party. One lease is for approximately 4,100 square feet, has a monthly rent of approximately $5,400 and expires on March 31, 2027. The second lease is for approximately 4,100 square feet, has a monthly rent of approximately $5,400 and expires on March 31, 2027. The third lease is for approximately 16,800 square feet, has a monthly rent of approximately $21,700 and expires on March 31, 2027. We consider our office and manufacturing space sufficient to meet our current needs and our needs for at least the next 12 months.

We lease office space and marina space for our rental business at the Lido Marina Village in Newport Beach, California and office, warehousing and storage space in Huntington Beach, California. One lease is for an office space of approximately 232 square feet, has a monthly rent of approximately USD$1,945 and expires on February 1, 2027. We lease marina space of approximately four moorings, for a monthly rent of approximately USD$9,380, which lease expires on March 31, 2027. We also lease office, warehousing and storage space of approximately 4,500 square feet for a monthly rent of approximately USD$6,450, which lease expires on January 31, 2027.

We lease a kiosk and three slips for our rental business at the Ventura Portside Marina in Ventura, California. In exchange for use of the space and common areas in the facility, we pay a monthly rent of approximately USD$3,500. The lease expires in October 2024 and may be renewed at our discretion for an additional two-year period.

On October 1, 2021, we entered into a lease agreement with the developers of Waves at Dania Beach, to rent office space as well as slip space for twenty-five electric boats, for monthly rent of approximately US$10,000, which lease expires on October 1, 2027. Monthly rent is payable upon the completion of Dania Beach.

We do not own any real property and do not lease any other properties.

DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

Our Articles of Incorporation are attached as an exhibit to the registration statement of which this prospectus forms a part. Our Articles of Incorporation provide that our company shall have a minimum of one (1) and a maximum of ten (10) directors.

Our Board of Directors (the “Board”) consists of six directors. Four of our six directors satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meet the independence standards under Rule 10A-3 under the Exchange Act. Our directors are elected annually at each annual meeting of our company’s shareholders. The Board assesses potential Board candidates to fill perceived needs on the Board for required skills, expertise, independence and other factors.

Our Board of Directors is responsible for appointing our company’s officers.

Board Committees

On November 27, 2020, we established three committees under the board of directors: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee is governed by a charter approved by our Board of Directors.

Audit Committee

Our Audit Committee consists of Steve P. Barrenechea, Dr. Philippe Couillard and Luisa Ingargiola and is chaired by Ms. Ingargiola. Each member of the Audit Committee satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. Our Audit Committee Financial Expert is Luisa Ingargiola who qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Listing Rules of the Nasdaq Stock Market. The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The Audit Committee is responsible for, among other things:

•	selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

•	reviewing with our independent registered public accounting firm any audit problems or difficulties and management’s response and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K;

•	discussing the annual audited financial statements with management and our independent registered public accounting firm;

•	annually reviewing and reassessing the adequacy of our Audit Committee charter;

•	meeting separately and periodically with the management and our independent registered public accounting firm;

•	reporting regularly to the full board of directors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposure; and

•	such other matters that are specifically delegated to our Audit Committee by our board of directors from time to time.

Compensation Committee

Our Compensation Committee consists of Carter Murray, Steve P. Barrenechea and Luisa Ingargiola and is chaired by Mr. Barrenechea. Each of the Compensation Committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. Our Compensation Committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. No officer may be present at any committee meeting during which such officer’s compensation is deliberated upon. The Compensation Committee is responsible for, among other things:

•	reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

•	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•	reviewing and recommending to the board with respect to the compensation of our directors;

•	reviewing periodically and approving any long-term incentive compensation or equity plans;

•	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•	programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Carter Murray, Mario Saucier and Steve P. Barrenechea and is chaired by Mr. Saucier. Each member of the Nominating and Corporate Governance Committee satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The Nominating and Corporate Governance Committee considers persons identified by its members, management, shareholders, investment bankers and others.

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers.

Name, Province/State and			Director/Officer
Country of Residence	Age	Position	Since
Alexandre Mongeon Quebec, Canada	45	Chief Executive Officer and Director	August 2014

Patrick Bobby Quebec, Canada	50	President of Special Operations, Secretary and Director	August 2014

Xavier Montagne Quebec, Canada	49	Chief Technology Officer and Chief Operating Officer	April 2021

Kulwant Sandher British Columbia, Canada	62	Chief Financial Officer	July 2019

Carter Murray Bahamas	48	Chairman	March 2023

Mario Saucier Quebec, Canada	52	Director	March 2023

Steve P. Barrenechea California, United States	62	Director	September 2020

Luisa Ingargiola Florida, United States	57	Director	September 2020

Dr. Phillipe Couillard Quebec, Canada	66	Director	September 2023

Business Experience

The following summarizes the occupation and business experience during the past five years or more for our directors, and executive officers as of the date of this prospectus:

Alexandre Mongeon, Chief Executive Officer

Alexandre Mongeon has been employed by us since 2014 as our Chief Executive Officer. From 1999 to 2015, he imported high-performance boats from the United States to Canada. During much of that time, 1999 to 2016, he also worked as a designer and contractor for a Contractor 91340489 QC and managed several new construction projects on the waterfront in and around Montreal. Mr. Mongeon is a graduate of the School of Construction in Laval, Quebec with a specialization in electricity.

Patrick Bobby, President of Special Operations

Patrick Bobby has been employed by us since 2014. From 1999 to 2015, he imported high-performance boats from the United States to Canada. During much of that time, 1999 to 2016, he also worked as a designer and contractor for Contractor 91340489 QC Inc. and created a condominium syndicate. Mr. Bobby attended Georgian College in Barrie, Ontario.

Xavier Montagne, Chief Technology Officer and Chief Operating Officer

Prior to joining us, Xavier Montagne was the CEO of Mac Engineering from 2015 to 2021. In the past six years, he has helped develop 12 marine prototypes and concept-cars. While there, Mr. Montagne was the electric powerline architect of the Renault Trezor Concept-car (reward of the best concept-car of the world in 2016), the technical designer of the Zoe E-sport race car driven by Alain PROST during Formula-E races 2016-2019, the real-time system expert for Defense Department (Agenium simulator, Thalès cameras, NATO Awacs Cobham scrambler), The Senior designer in low and high voltage batteries Forsee Power, SAFT, Renault and Peugeot in Europe, a power electric architect for UQM, DANFOSS and DANA based projects, the technical supervisor for Rally Raid and Dakar race teams (France & NL) and the electric architect of the first 18-ton fully electric truck with 2-speed gearbox (FNM). Mr. Montagne received an electronic engineer diploma from IFITEP PARIS POLYTECH (France).

Kulwant Sandher, Chief Financial Officer

Kulwant Sandher is a Chartered Professional Accountant with over 25 years of experience in business and finance. Mr. Sandher graduated from Queen Mary, University of London (formerly known as Queen Mary College) in 1986 with a B.Sc. (Eng.) in Avionics. Mr. Sandher became a Chartered Accountant in England in 1991 and received his Chartered Professional Accountant designation in Canada in 1997.

Mr. Sandher has considerable private and public company experience. He served as CFO of ElectraMeccanica Vehicles Corp., a Nasdaq listed electric car manufacturer from June 2016 to November 2018; as CFO of MineSense Technologies Inc. from August 2013 until July 2015; as CFO of Alba Mineral Ltd. from June 2017 to April 1, 2018; as CFO of Delta Oil & Gas from October 2008 to September 2017; as CFO of Astorius Resources Ltd. from June 2017 to February 1, 2018; as CFO of Hillcrest Petroleum from December 2011 to April 2015; as CFO of Intigold Mines Ltd. from December 2010 to April 2017; and as COO & CFO for Marketrend Interactive Inc., from March 2004 to March 2006. Currently, Mr. Sandher serves as President of Hurricane Corporate Services Ltd. and as CFO of Alba Resources Ltd. (TSX-V). Furthermore, Mr. Sandher served as a director of The Cloud Nine Education Group Inc from December 2015 to August 2022. Prior to August 2013, Mr. Sandher had also served as CFO of several publicly listed companies, including Hillcrest Petroleum (TSX-V), Millrock Resources Inc. (TSX-V) and St. Elias Mines (TSX-V).

Carter Murray – Chairman

From October 2013 to April 2022, Mr. Murray was the Global Chief Executive Officer of Foote, Cone & Belding, a subsidiary of Interpublic Group and one of the world’s largest global advertising agency networks. From October 2011 to September 2013, Mr. Murray was the President and Chief Executive Officer, North America, of Young & Rubicam, a global marketing communications company. From 2007 to 2011, Mr. Murray worked for Publicis advertising, where he held various positions, including Chief Marketing Officer, Worldwide New Business Director and Worldwide Account Director for Nestlé. Mr. Murray began his career at Leo Burnett, a communications agency and one of the world’s largest agency networks. During his time at Leo Burnett, Mr. Murray held various positions, including Regional Account Director and Regional New Business Director EMEA. Mr. Murray earned his undergraduate degree from Duke University in 1997.

Mario Saucier -- Director

Mr. Saucier has served as the Chair of the board of directors of E-Smart Control Inc. since November 2017 and as a member of the board of directors of Transtex Inc. since February 2016. From December 2015 to March 2017, Mr. Saucier was the Chief Financial Officer of BioAmber Inc., which was a sustainable chemicals company. From May 2014 to November 2015, Mr. Saucier served as Chief Financial Officer of Norduyn, operating in the aerospace industry and concurrently acted as President for Transtex inc., an affiliated company of Norduyn, operating in the aerodynamic trucking industry. Prior to Norduyn, Mr. Saucier served as Chief Financial Officer at Englobe Corp., a global bio-remediation company from November 2008 to November 2012. Mr. Saucier was subsequently appointed as interim President and Chief Executive Officer for a six month period with Englobe Corp. Previous positions also include Senior Vice President of Finance and Chief Accounting Officer of Quebecor World, from 2005 to 2008, Vice President Strategy & Performance of Total Transit System, a division of Bombardier Transportation, from 2002 to 2004, as well as Vice President Implementation of SAP, from 2000 to 2002. Mr. Saucier holds a B.B.A. from the Université du Québec à Montréal and has been a member of the Canadian Institute of Chartered Accountants since 1991.

Steve P. Barrenechea -- Director

Steve Barrenechea is an accomplished entrepreneur and advisor, with over 30 years of primary hands on expertise covering the hospitality and renewable and alternative energy industries, with a focus on electric vehicles and battery technologies. Mr. Barrenechea has held numerous senior management and primary consulting positions with both public and private companies throughout his career, with particular emphasis in corporate governance, directorships, corporate development, investor relations, and early stage operations. He has in the past sat on the Board of Directors of The Creative Coalition (sponsors discussion of issues such as education policy, the role of media, campaign reform), Child Guidance Center of Connecticut, and The American Red Cross. Mr. Barrenechea holds a BBA in Economics from The Stern School, New York University.

Luisa Ingargiola -- Director

Luisa Ingargiola has served as Chief Financial Officer of Avalon GloboCare since 2017. From 2007 to 2016, Ms. Ingargiola served as Chief Financial Officer of MagneGas Corporation (and board member from 2016 to June 2018). Ms. Ingargiola currently serves as board member and audit committee chair of FTE Networks and ElectraMeccanica Vehicles Corp. She also serves as a board member for Globe Photos, Inc., Operation Transition Assistance Corporation and The JBF Foundation Worldwide. Ms. Ingargiola received her Bachelors of Science from Boston University and her Masters of Business Administration from the University of Florida.

Dr. Phillipe Couillard -- Director

From 2014 to 2018, Dr. Couillard served as the 31st Premier (First Minister) of Quebec. Prior to that, Dr. Couillard served as the Minister of Health for the province of Quebec from 2003 to 2008. Dr. Couillard also served as a Member of the National Assembly from 2003 to 2008 and from 2013 to 2018. Dr. Couillard is currently a member of various boards of directors, including the boards of the Atlantic Salmon Federation (2020-present); and Carebook Technologies Inc. (2020-present) (TSX-V: CRBK.V). Dr. Couillard was previously a member of the board of directors of the Canadian Cancer Society (2019-2023). Dr. Couillard began his career practicing neurosurgery internationally from 1985 to 2003. Dr. Couillard served as Chief Surgeon in the Department of Neurosurgery at the Hôpital Saint-Luc in Montréal from 1989 to 1992 and was chairman of surgery at the University of Sherbrooke from 1996 to 2003. Dr. Couillard also co-founded the Dhahran Department of Neurosurgery in Saudi Arabia, where he practiced from 1992 to 1996. Dr. Couillard received his medical degree in 1979 and completed his specialty training in neurosurgery in 1985 at the Université de Montréal.

Family Relationships

There are no family relationships among any of our directors and executive officers.

Term of Office

Each director of our company is to serve for a term of one year ending on the date of the subsequent annual meeting of shareholders following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director is to serve until his successor is elected and qualified or until his death, resignation or removal. Our Board of Directors appoints our officers and each officer is to serve until his successor is appointed and qualified or until his or her death, resignation or removal.

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors or executive officers have been the subject of the following events:

1.	a petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)	acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)	engaging in any type of business practice; or

iii)	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.	the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.	was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated;

6.	was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.	was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	any Federal or State securities or commodities law or regulation; or

ii)	any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.	was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence

Our Board has determined that the following directors are “independent” as such directors do not have a direct or indirect material relationship with our company: Carter Murray, Mario Saucier, Steve P. Barrenechea, Luisa Ingargiola and Dr. Phillipe Couillard. A material relationship is a relationship which could, in the view of our Board of Directors, be reasonably expected to interfere with the exercise of a director’s independent judgment.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to our directors, officers and other employees prior to the consummation of the offering.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section sets out the objectives of our company’s executive compensation arrangements, our company’s executive compensation philosophy and the application of this philosophy to our company’s executive compensation arrangements. It also provides an analysis of the compensation design, and the decisions that the Board made in fiscal 2023 with respect to our Named Executive Officers (as defined below). When determining the compensation arrangements for the Named Executive Officers, our Board of Directors acting as the Compensation Committee considers the objectives of: (i) retaining an executive critical to our success and the enhancement of shareholder value; (ii) providing fair and competitive compensation; (iii) balancing the interests of management and our shareholders; and (iv) rewarding performance, both on an individual basis and with respect to the business in general.

Benchmarking

Our Board of Directors handles matters relating to compensation, including benchmarking, but upon the closing of this offering, we will form a Compensation Committee for matters of management’s compensation. The Compensation Committee will consider a variety of factors when designing and establishing, reviewing and making recommendations for executive compensation arrangements for all our executive officers. The Compensation Committee does not intend to position executive pay to reflect a single percentile within the industry for each executive. Rather, in determining the compensation level for each executive, the Compensation Committee will look at factors such as the relative complexity of the executive’s role within the organization, the executive’s performance and potential for future advancement and pay equity considerations.

Elements of Compensation

The compensation paid to Named Executive Officers in any year consists of two primary components:

(a)	base salary; and

(b)	long-term incentives in the form of stock options granted under our Stock Option Plan (as defined below).

The key features of these two primary components of compensation are discussed below:

Base Salary

Base salary recognizes the value of an individual to our company based on his or her role, skill, performance, contributions, leadership and potential. It is critical in attracting and retaining executive talent in the markets in which we compete for talent. Base salaries for the Named Executive Officers are intended to be reviewed annually. Any change in base salary of a Named Executive Officer is generally determined by an assessment of such executive’s performance, a consideration of competitive compensation levels in companies similar to our company (in particular, companies in the EV industry) and a review of our performance as a whole and the role such executive officer played in such corporate performance.

Stock Option Awards

We provide long-term incentives to Named Executive Officers in the form of stock options as part of our overall executive compensation strategy. Our Board of Directors acting as the Compensation Committee believes that stock option grants serve our executive compensation philosophy in several ways: firstly, it helps attract, retain, and motivate talent; secondly, it aligns the interests of the Named Executive Officers with those of the shareholders by linking a specific portion of the officer’s total pay opportunity to the share price; and finally, it provides long-term accountability for Named Executive Officers.

Risks Associated with Compensation Policies and Practices

The oversight and administration of our executive compensation program requires the Board of Directors acting as the Compensation Committee to consider risks associated with our compensation policies and practices. Potential risks associated with compensation policies and compensation awards are considered at annual reviews and also throughout the year whenever it is deemed necessary by the Board of Directors acting as the Compensation Committee.

Our executive compensation policies and practices are intended to align management incentives with the long-term interests of the Corporation and its shareholders. In each case, the Corporation seeks an appropriate balance of risk and reward. Practices that are designed to avoid inappropriate or excessive risks include (i) financial controls that provide limits and authorities in areas such as capital and operating expenditures to mitigate risk taking that could affect compensation, (ii) balancing base salary and variable compensation elements and (iii) spreading compensation across short and long-term programs.

Compensation Governance

The Compensation Committee intends to conduct a yearly review of directors’ compensation having regard to various reports on current trends in directors’ compensation and compensation data for directors of reporting issuers of comparative our size. Director compensation is currently limited to the grant of stock options pursuant to the Stock Option Plan. It is anticipated that the Chief Executive Officer will review the compensation of our executive officers for the prior year and in comparison to industry standards via information disclosed publicly and obtained through copies of surveys. The Board expects that the Chief Executive Officer will make recommendations on compensation to the Compensation Committee. The Compensation Committee will review and make suggestions with respect to compensation proposals, and then makes a recommendation to the Board.

The Compensation Committee will be comprised of independent directors.

The Compensation Committee’s responsibility is to formulate and make recommendations to our directors in respect of compensation issues relating to our directors and executive officers. Without limiting the generality of the foregoing, the Compensation Committee has the following duties:

(a)	to review the compensation philosophy and remuneration policy for our executive officers and to recommend to our directors’ changes to improve our ability to recruit, retain and motivate executive officers;

(b)	to review and recommend to the Board the retainer and fees, if any, to be paid to our directors;

(c)	to review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance in light of those corporate goals and objectives, and determine (or make recommendations to our directors with respect to) the CEO’s compensation level based on such evaluation;

(d)	to recommend to our directors with respect to non-CEO officer and director compensation including reviewing management’s recommendations for proposed stock options and other incentive-compensation plans and equity-based plans, if any, for non-CEO officer and director compensation and make recommendations in respect thereof to our directors;

(e)	to administer the stock option plan approved by our directors in accordance with its terms including the recommendation to our directors of the grant of stock options in accordance with the terms thereof; and

(f)	to determine and recommend for the approval of our directors’ bonuses to be paid to our executive officers and employees and to establish targets or criteria for the payment of such bonuses, if appropriate. Pursuant to the mandate and terms of reference of the Compensation Committee, meetings of the Compensation Committee are to take place at least once per year and at such other times as the Chair of the Compensation Committee may determine.

Summary Compensation Table

The following table sets forth all annual and long-term compensation for services in all capacities to our Company during the fiscal periods indicated in respect of the executive officers set out below (the “Named Executive Officers”):

			Share-	Option-	Annual	Long-		All
Named Executive			based	based	Incentive	term	Pension	Other	Total
Officer		Salary	awards	awards	Plan	Incentive	Value	Compensation	Compensation
and Principal Position	Year	($)	($)	($)	($)	Plan ($)	($)	($)	($)
Alexandre Mongeon	2023	605,461	Nil	14,893	Nil	Nil	Nil	Nil	620,354
Chief Executive Officer	2022	567,016	Nil	14,472	Nil	Nil	Nil	Nil	581,488
Patrick Bobby(1)	2023	400,000	Nil	14,893	Nil	Nil	Nil	Nil	414,893
President of Special Operations	2022	411,472	Nil	14,472	Nil	Nil	Nil	Nil	425,944
Kulwant Sandher	2023	380,533	Nil	14,893	Nil	Nil	Nil	Nil	395,426
Chief Financial Officer	2022	328,790	Nil	14,472	Nil	Nil	Nil	Nil	343,262
Xavier Montagne	2023	280,690	Nil	252,413	Nil	Nil	Nil	Nil	533,103
Chief Technology Officer & COO	2022	229,804	Nil	883,703	Nil	Nil	Nil	Nil	1,113,507

(1)	Mr. Bobby had been our Chief Operating Officer through December 14, 2021, at which time he resigned from that role and became our Head of Performance & Special Projects which has been rebranded President of Special Operations.

Executive Compensation Agreements

Alexandre Mongeon, Chief Executive Officer

On March 1, 2021, we entered into an executive employment agreement with Alexandre Mongeon with a term commencing on March 1, 2021 and expiring on February 28, 2024 (the “Mongeon Agreement”). The Mongeon Agreement replaced our prior executive services agreement with Alexander Mongeon.

Pursuant to the terms and provisions of the Mongeon Agreement: (a) Mr. Mongeon was appointed as our Chief Executive Officer and undertook to perform the duties and responsibilities normally and reasonably associated with such office; (b) we shall pay to Mr. Mongeon a gross annual base salary (“Annual Base Salary”) of USD$400,000; (c)  Mr. Mongeon is entitled to employee benefits, if and when such benefits have been adopted by us, including group health insurance, accidental death and dismemberment insurance, travel accident insurance, group life insurance, short-term disability insurance, long-term disability insurance, drug coverage and dental coverage (the “Group Benefits”); (d) Mr. Mongeon is eligible to receive a discretionary bonus of between 50% and 100% of his Annual Base Salary; and (e) Mr. Mongeon is entitled to four weeks’ paid annual vacation per calendar year.

We may terminate the employment of Mr. Mongeon under the Mongeon Agreement without any notice or any payment in lieu of notice for a serious reason. Mr. Mongeon may terminate his employment under the Mongeon Agreement for any reason by providing not less than 60 calendar days’ notice in writing to us, provided, however, that we may waive or abridge any notice period specified in such notice in our sole and absolute discretion.

The employment of Mr. Mongeon will terminate upon the death of Mr. Mongeon. Upon the death of Mr. Mongeon during the continuance of the Mongeon Agreement, we will provide Mr. Mongeon’s estate with (a) payment of any unpaid portion of his Annual Base Salary through the date of his death, (b) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan or program, (c) a pro-rata share of any discretionary annual bonus to which he otherwise would have been entitled for the fiscal year in which his death occurs at no less than the target bonus percentage, paid at the time discretionary annual bonuses are paid to our still-employed executives and (d) CAD$500 per month for twelve months to help defray costs of procuring health, dental or drug insurance coverage for health care.

If we elect to terminate the Mongeon Agreement without a serious reason, and provided that Mr. Mongeon is in compliance with the relevant terms and conditions of the Mongeon Agreement, we shall be obligated to provide a severance package to Mr. Mongeon as follows: (a) a cash payment equating to the Annual Base Salary to be paid over a period of twelve months, less any required statutory deductions, if any; (b) that pro-rata portion of any discretionary bonus to which Mr. Mongeon would have been entitled as determined in good faith; (c) payment of any unpaid portion of his Annual Base Salary through the effective date of termination; (d) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder in accordance with the Mongeon Agreement; (e) continued insurance benefits to the extent required by law; (f) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program and (g) CAD$500 per month for twelve months to help defray costs of procuring health, dental or drug insurance coverage for health care.

Patrick Bobby, Chief Operating Officer

On March 1, 2021, we entered into an executive employment agreement with Patrick Bobby with a term commencing on March 1, 2021 and expiring on February 28, 2024 (the “Bobby Agreement”). The Bobby Agreement replaced our prior executive services agreement with Patrick Bobby.

Pursuant to the terms and provisions of the Bobby Agreement: (a) Mr. Bobby was appointed as our Chief Operating Officer and undertook to perform the duties and responsibilities normally and reasonably associated with such office; (b) we shall pay to Mr. Bobby an Annual Base Salary of CAD$400,000; (c)  Mr. Bobby is entitled to employee benefits, if and when such benefits have been adopted by us, including group health insurance, accidental death and dismemberment insurance, travel accident insurance, group life insurance, short-term disability insurance, long-term disability insurance, drug coverage and dental coverage (the “Group Benefits”); (d) Mr. Bobby is eligible to receive a discretionary bonus of between 50% and 100% of his Annual Base Salary; and (e) Mr. Bobby is entitled to four weeks’ paid annual vacation per calendar year.

As of December 14, 2021, Mr. Bobby is no longer our Chief Operating Officer but instead became our Head of Performance and Special Projects. Our agreement with him for his executive services remains otherwise unchanged.

We may terminate the employment of Mr. Bobby under the Bobby Agreement without any notice or any payment in lieu of notice for a serious reason. Mr. Bobby may terminate his employment under the Bobby Agreement for any reason by providing not less than 60 calendar days’ notice in writing to us, provided, however, that we may waive or abridge any notice period specified in such notice in our sole and absolute discretion.

The employment of Mr. Bobby will terminate upon the death of Mr. Bobby. Upon the death of Mr. Bobby during the continuance of the Bobby Agreement, we will provide Mr. Bobby’s estate with (a) payment of any unpaid portion of his Annual Base Salary through the date of his death, (b) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan or program, (c) a pro-rata share of any discretionary annual bonus to which he otherwise would have been entitled for the fiscal year in which his death occurs at no less than the target bonus percentage, paid at the time discretionary annual bonuses are paid to our still-employed executives and (d) CAD$500 per month for twelve months to help defray costs of procuring health, dental or drug insurance coverage for health care.

If we elect to terminate the Bobby Agreement without a serious reason, and provided that Mr. Bobby is in compliance with the relevant terms and conditions of the Bobby Agreement, we shall be obligated to provide a severance package to Mr. Bobby as follows: (a) a cash payment equating to the Annual Base Salary to be paid over a period of twelve months, less any required statutory deductions, if any; (b) that pro-rata portion of any discretionary bonus to which Mr. Bobby would have been entitled as determined in good faith; (c) payment of any unpaid portion of his Annual Base Salary through the effective date of termination; (d) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder in accordance with the Bobby Agreement; (e) continued insurance benefits to the extent required by law; (f) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program and (g) CAD$500 per month for twelve months to help defray costs of procuring health, dental or drug insurance coverage for health care.

Kulwant Sandher, Chief Financial Officer

On March 1, 2021, we entered into an executive employment agreement with Kulwant Sandher with a term commencing on March 1, 2021 and expiring on February 28, 2024 (the “Sandher Agreement”). The Sandher Agreement replaced our prior executive services agreement with Kulwant Sandher.

Pursuant to the terms and provisions of the Sandher Agreement: (a) Mr. Sandher was appointed as our Chief Financial Officer and undertook to perform the duties and responsibilities normally and reasonably associated with such office; (b) we shall pay to Mr. Sandher an Annual Base Salary of CAD$250,000; (c) Mr. Sandher is entitled employee benefits, if and when such benefits have been adopted by us, including group health insurance, accidental death and dismemberment insurance, travel accident insurance, group life insurance, short-term disability insurance, long-term disability insurance, drug coverage and dental coverage (the “Group Benefits”); (d) Mr. Sandher is eligible to receive minimum bonus of 25% of his Annual Base Salary and a discretionary bonus of between 50% and 100% of his Annual Base Salary; and (e) Mr. Sandher is entitled to four weeks’ paid annual vacation per calendar year.

We may terminate the employment of Mr. Sandher under the Sandher Agreement without any notice or any payment in lieu of notice for a serious reason. Mr. Sandher may terminate his employment under the Sandher Agreement for any reason by providing not less than 60 calendar days’ notice in writing to us, provided, however, that we may waive or abridge any notice period specified in such notice in our sole and absolute discretion.

The employment of Mr. Sandher will terminate upon the death of Mr. Sandher. Upon the death of Mr. Sandher during the continuance of the Sandher Agreement, we will provide Mr. Sandher’s estate with (a) payment of any unpaid portion of his Annual Base Salary through the date of his death, (b) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan or program, (c) a pro-rata share of any discretionary annual bonus to which he otherwise would have been entitled for the fiscal year in which his death occurs at no less than the target bonus percentage, paid at the time discretionary annual bonuses are paid to our still-employed executives and (d) CAD$500 per month for twelve months to help defray costs of procuring health, dental or drug insurance coverage for health care.

If we elect to terminate the Sandher Agreement without a serious reason, and provided that Mr. Sandher is in compliance with the relevant terms and conditions of the Sandher Agreement, we shall be obligated to provide a severance package to Mr. Sandher as follows: (a) a cash payment equating to the Annual Base Salary to be paid over a period of twelve months, less any required statutory deductions, if any; (b) that pro-rata portion of any discretionary bonus to which Mr. Sandher would have been entitled as determined in good faith; (c) payment of any unpaid portion of his Annual Base Salary through the effective date of termination; (d) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder in accordance with the Sandher Agreement; (e) continued insurance benefits to the extent required by law; (f) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program and (g) CAD$500 per month for twelve months to help defray costs of procuring health, dental or drug insurance coverage for health care.

Xavier Montagne, Chief Technology Officer and Chief Operating Officer

On February 23, 2021, we entered into an employment agreement with Xavier Montagne with a term commencing on April 1, 2021 (the “Montagne Agreement”).

Pursuant to the terms and provisions of the Montagne Agreement: (a) Mr. Montagne is appointed as our Chief Technology Officer and undertook to perform the duties and responsibilities normally and reasonably associated with such office; (b) we shall pay to Mr. Montagne an Annual Base Salary of CAD$215,000; (c)  Mr. Montagne is entitled to employee benefits, if and when such benefits have been adopted by us, including group health insurance, group life insurance, disability insurance, and dental coverage; and (d) Mr. Montagne is entitled to four weeks’ paid annual vacation per reference period of May 1st to April 30th. Furthermore, we granted Mr. Montagne an equity award of 100,000 Options under the Share Option Plan.

We may terminate the employment of Mr. Montagne under the Montagne Agreement for a serious reason upon written notice. Mr. Montagne may terminate his employment under the Montagne Agreement for any reason by providing not less than two (2) weeks’ notice in writing to us.

The employment of Mr. Montagne will terminate upon the death of Mr. Montagne. Upon the death of Mr. Montagne during the continuance of the Montagne Agreement, we will not be obligated to provide any payment to Mr. Montagne’s estate.

If we elect to terminate the Montagne Agreement without a serious reason, we shall be obligated to provide Mr. Montagne with the period of notice or the payment of such amounts in lieu of notice as may be required by applicable law.

On December 14, 2021, Mr. Montagne also became our Chief Operating Officer, and as a result his Annual Base Salary increased to $250,000.

Stock Option Plans and Stock Options

The following table sets forth, as at August 31, 2023, the equity compensation plans pursuant to which our equity securities may be issued:

Number of
securities remaining
available
for future
	Number of		issuance
	securities to		under equity
	be issued	Weighted-	compensation
	upon exercise	average exercise	plans
	of outstanding	price	(excluding
	options, warrants	of outstanding	Securities
	and	options, warrants	reflected in
	rights	and rights ($)	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by securityholders(1)	1,099,541	$5.22	665,411
Equity compensation plans not approved by securityholders	—	$—	—
Total	1,099,541	$5.22	665,411

(1)	Includes 440,000 options included in agreements with management entered into in November 2020 for options to be issued pursuant to the Share Option Plan

2020 Stock Option Plan

On January 20, 2020, our Board of Directors adopted our 2020 Stock Option Plan (as amended on April 22, 2020, the “Stock Option Plan”) under which an aggregate of 1,764,952 shares may be issued, subject to adjustment as described in the Stock Option Plan.

The purpose of the Stock Option Plan is to retain the services of our valued key employees, directors and consultants and such other persons as the plan administrator, which is currently the Board of Directors, shall select in accordance with the eligibility requirements of the Stock Option Plan, and to encourage such persons to acquire a greater proprietary interest in our Company, thereby strengthening their incentive to achieve the objectives of our shareholders, and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants and other persons selected by the plan administrator. The Stock Option Plan shall be administered initially by our Board of Directors, except that the Board may, in its discretion, establish a committee composed of two or more members of the Board to administer the Stock Option Plan, which committee may be an executive, compensation or other committee, including a separate committee especially created for this purpose.

Unless accelerated in accordance with the Stock Option Plan, in the event an Option holder’s Continuous Service terminates (other than upon the Option holder’s death or Disability), the Option holder may exercise his or her Option (to the extent that the Option holder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Option holder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if we terminate Continuous Service for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Option holder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate. In the event an Option holder’s Continuous Service terminates as a result of the Option holder’s death or disability, then the Option may be exercised (to the extent the Option holder was entitled to exercise such Option as of the date of death) by the Option holder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Option holder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Option holder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

For purposes of the Stock Option Plan, unless otherwise defined in the stock option agreement between us and the optionee, “disability” shall mean unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The Committee shall determine whether an optionee has incurred a disability on the basis of medical evidence acceptable to the plan administrator. Upon making a determination of disability, the Committee shall, for purposes of the Stock Option Plan, determine the date of an optionee’s termination of employment or contractual relationship.

As of August 31, 2023, we had 1,099,541 stock options outstanding under the stock option plan:

•	In May 2020, we issued our employees, directors and officers an aggregate of 333,231 options to purchase common shares at $3.70 per share.

•	In May 2020, we issued our employees, directors and officers an aggregate of 110,000 options to purchase common shares at $2.78 per share.

•	In October 2020, we issued our employees, directors and officers an aggregate of 10,810 options to purchase common shares at $3.70 per share.

•	In November 2020, we issued our employees, directors and officers an aggregate of 35,000 options to purchase common shares at $16.29 per share.

•	In September 2021, we issued our employees, directors and officers an aggregate of 25,000 options to purchase common shares at $8.85 per share.

•	In January 2022, we issued our employees, directors and officers an aggregate of 102,500 options to purchase common shares at $5.65 per share.

•	In November 2022, we issued our employees, directors and officers an aggregate of 5,000 options to purchase common shares at $6.09 per share.

•	In December 2022, we issued our employees, directors and officers an aggregate of 30,000 options to purchase common shares at $5.83 per share.

•	In March 2023, we issued our employees, directors and officers an aggregate of 405,000 options to purchase common shares at $5.77 per share and 393,000 options to purchase common shares at $5.77 per share.

•	In April 2023, we issued our employees, directors and officers an aggregate of 43,000 options to purchase common shares at $5.75 per share.

Although the exercise prices of all of these options were based on what we deemed to be the fair market value on the date that we entered into agreements to issue the options, by the date that we actually granted the 162,162 options at $2.775, we deemed the fair market value to have increased to $3.70. As a result, we recorded an expense of $259,410 for the year ended August 31, 2020, in connection with the issuance of those options.

In November 2020, we entered into agreements with members of our management to issue 440,000 stock options. These options vested in monthly 1/12th increments over the course of a year. The options are exercisable for ten years at US$12.50 per common share.

Outstanding Option-based Awards for Named Executive Officers and Directors

The following table reflects all option-based awards for each Named Executive Officer and director outstanding as at August 31, 2023. We do not have any other equity incentive plans other than our Stock Option Plan.

Option–based Awards
	Number of
	Securities
Named	Underlying
Executive	Unexercised
Officer	Options	Option exercise	Option expiration
or Director	(#)(1)	price ($)	date
Alexandre Mongeon, Chief Executive Officer	64,864	$3.70	May 27, 2025
Alexandre Mongeon, Chief Executive Officer	21,000	$5.68	November 24, 2030
Patrick Bobby, President of Special Operations (2)	64,864	$3.70	May 27, 2025
Patrick Bobby, President of Special Operations	21,000	$5.68	November 24, 2030
Kulwant Sandher, Chief Financial Officer	59,459	$3.70	May 27, 2025
Kulwant Sandher, Chief Financial Officer	21,000	$5.68	November 24, 2030
Xavier Montagne, Chief Technology Officer and Chief Operating Officer	60,000	$5.68	February 23, 2026
	90,000	$5.65	January 22, 2027
	3,000	5.83	December 22, 2027

Steven Barrenechea, Director	60,000	$5.68	November 24, 2025

Luisa Ingargiola, Director	60,000	$5.68	November 24, 2025

(1)	These options to purchase common shares were issued pursuant to our Share Option Plan which is summarized in this prospectus in the section entitled “Executive Compensation - Share Option Plans and Share options- 2020 Share Option Plan ”. The options were granted on May 27, 2020 and have all vested

(2)	Mr. Bobby had been our Chief Operating Officer through December 14, 2021, at which time he resigned from that role and became our Head of Performance & Special Projects (President of Special Operations).

Director Compensation for Fiscal 2023

The following table sets forth the value of all compensation paid to the directors, excluding Alexandre Mongeon and Patrick Bobby who are paid as officers and not as directors:

				Non-equity
				incentive
	Fees	Share-based	Option-based	plan	Pension	All other
	earned	awards	awards	compensation	value	compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Alan D. Gaines, Chairman (1)	Nil	285,602	Nil	Nil	Nil	319,666	605,268
Steve P. Barrenechea, Director	184,895	51,925	42,552	Nil	Nil	Nil	279,372
Renaud Cloutier, Director	24,559	Nil	Nil	Nil	Nil	Nil	24,559
Luisa Ingargiola, Director	66,032	51,925	42,552	Nil	Nil	Nil	160,509
Carter Murray	Nil	Nil	Nil	Nil	Nil	127,705	127,705
Mario Saucier	58,286	43,811	Nil	Nil	Nil	Nil	102,097

(1)	Mr. Gaines resigned as our Chairman in our 2023 fiscal year.

Pension Benefits

We do not have any defined benefit pension plans or any other plans providing for retirement payments or benefits.

Termination of Employment and Change of Control Benefits

Details with respect to termination of employment and change of control benefits for our directors and executive officers is reported above under the section titled “Executive Compensation Agreements.”

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common shares as of January 1, 2024 by (a) each shareholder who is known to us to own beneficially 5% or more of our outstanding common shares; (b) all directors; (c) our executive officers, and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their common shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their common shares.

			Percentage of
		Percentage of	Shares
	Common Shares	Common Shares	Beneficially
	Beneficially	Beneficially	Owned After
Name	Owned (1)	Owned (2)	Offering(8)
Directors and Executive Officers:
Alexandre Mongeon, Chief Executive Officer, Director (3)(4)	2,522,973	21.5%	6.7%
Patrick Bobby, President of Special Operations (3)(5)	2,237,183	19.1%	6%
Xavier Montagne, Chief Technology Officer and Chief Operating Officer(9)	165,500	1.4%	*	%
Kulwant Sandher, Chief Financial Officer (6)	286,254	2.4%	*	%
Mario Saucier, Director	9,000	* %	*	%
Steve P. Barrenechea, Director (7)	80,667	* %	*	%
Luisa Ingargiola, Director (7)	80,667	* %	*	%
Carter Murray, Chairman	118,765	1%	*	%
Dr. Phillipe Couillard, Director	-	-%	-%
All Directors and Executive Officers as a Group (Nine Persons)	3,360,503	27.5%	8.9%
Other 5% or more Shareholders:

James Stafford	959,797	9.2%	2.6%
Société De Placements Robert Ghetti Inc.	1,066,895	8.2%	2.9%

*	Under 1%

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of common shares actually outstanding on January 1, 2024. Holders of our Series A Convertible Preferred Shares and related warrants are subject to restrictions upon conversion and exercise of those securities including the Option Securities that prevent holders of those securities from owning more than 4.99% of our common shares. The table accounts for such limitations.

(2)

The percentage is calculated based on (i) 11,654,754 common shares that were outstanding as of January 1, 2024 and (ii) common shares deemed to be beneficially owned by such person or group if the person or group has the right to acquire the common shares within 60 days of the date as of which the information is provided.

(3)	Includes 2,140,506 shares held by 9134-0489 Quebec Inc. This entity is jointly owned by Alexandre Mongeon and Patrick Bobby who each have dispositive and voting control over it.

(4)	Includes 85,865 common shares underlying options that have vested or will vest within the next 60 days.

(5)	Includes 85,865 common shares underlying options that have vested or will vest within the next 60 days.

(6)	205,795 of these shares are held by KPAC Holding Ltd., an entity over which Kulwant Sandher has dispositive and voting control. Also includes common shares underlying 80,459 options that have vested or will vest within the next 60 days.

(7)	Includes 70,000 shares underlying options that have vested or will vest within the next 60 days.

(8)	Estimated with the assumption that only the common shares offered under this prospectus are issued after (i) the conversion of our Series A Convertible Stock, (ii) exercise of common warrants and (iii) issuance of all Option Securities as set out on the cover page.

(9)	Includes 135,500 shares underlying options that have vested or will vest within the next 60 days.

The information as to shares beneficially owned, not being within our knowledge, has been furnished by the officers and directors.

As at January 1, 2024 , there were 25 holders of record of our common shares in the United States.

RELATED-PARTY TRANSACTIONS

In addition to employment and consulting agreements described elsewhere in this prospectus, we have entered into the following transactions with our directors, officers, promoters and shareholders who beneficially own more than 10% of our common shares:

•	In February 2021, we acquired intellectual property from Mac Engineering, SASU for $1,035,070. At the time of the acquisition, Mac Engineering, SASU was not a related party, but immediately upon the acquisition the Chief Executive Officer and sole shareholder of Mac Engineering, SASU became our Chief Technology Officer and he subsequently became our Chief Operating Officer;

•	We sold $101,684 of boats, parts, services and other items to EBR in our 2021 fiscal year and $84,149 for that portion of our 2022 fiscal year prior to acquiring EBR. Our Chief Executive Officer was an affiliate of EBR at the time of those sales. There was no written agreement for any of these sales;

•	We pay rent to California Electric Boat Company Inc. for the use of our manufacturing space and offices. Our Chief Executive Officer is an affiliate of California Electric Boat Company. This space is in three adjacent units each under a separate lease with a related party. One lease is for approximately 4,100 square feet, has a monthly rent of approximately $5,400 and expires on March 31, 2027. The second lease is for approximately 4,100 square feet, has a monthly rent of approximately $5,400 and expires on March 31, 2027. The third lease is for approximately 16,800 square feet, has a monthly rent of approximately $21,700 and expires on March 31, 2027. We respectively paid rent to California Electric Boat Company Inc. for rent $439,693, $253,397 and $175,296 in our 2023, 2022 and 2021 fiscal years.

•	We entered into an agreement with Montana Strategies Inc. to rent a fork lift truck in connection with EBRs operations pursuant to which we paid $29,059 and $62,462 in the 2023 and 2022 fiscal years, respectively. This agreement has been terminated.

•	We received advances from related parties. All of these advances to and from related parties were non-interest bearing and had no specified terms of repayment. Pursuant to the terms of subscription agreements with these related parties, we converted the debt due to them into common shares at US$10 per share, the per share price in our November 2020 initial public offering. We also converted amounts we owed to related parties as trade and other payables on the same terms. These amounts that we owed related parties were converted as follows:

		Common
		Shares
	Amount of	upon
Related Party Debt (Current at Conversion):	Debt	Conversion
Alexandre Mongeon	$141,972	11,006
Patrick Bobby	$139,472	10,812
Robert Ghetti	$64,750	5,019
Immobilier R. Ghetti Inc.	$16,487	1,278
Société de Placement Robert Ghetti Inc.	$279,376	21,657
Gestion Toyma	$151,500	11,744

Related Party Debt (Current at Conversion)
9335-1427 Quebec Inc.	$129,932	10,072
Alexandre Mongeon	$14,201	1,101

In addition, we paid some debt due to related parties in cash including (i) $24,394 due to Gestion Toyma Inc., (ii) $39,668 that was due to Alexandre Mongeon for trade and other payables and (iii) $5,091 due to Patrick Bobby for trade and other payables.

As at August 31, 2023, the amounts due to and from related parties are as follows:

As at August 31,
2023
$
Share subscription receivable
9335-1427 Quebec Inc.	25,000
Alexandre Mongeon	14,200
39,200

Current advances to related party
Alexandre Mongeon	20,135

Amounts due to related parties included in trade and other payable
Alexandre Mongeon	19,348
Patrick Bobby	13,847
Kulwant Sandher	8,654
Xavier Montagne	10,454
Mac Engineering, SASU	9,935
62,274

Advances from related parties are non-interest bearing and have no specified terms of repayment.

The following table summarizes our related party transactions for the years ended August 31, 2023, 2022 and 2021:

	2023	2022	2021
	$	$	$
Revenues
Sales of boats
EB Rental Ltd. [prior to June 3, 2021]	—	—	84,149
Patrick Bobby			—
Sale of parts and boat maintenance
EB Rental Ltd. [prior to June 3, 2021]	—	—	40,310

Other
EB Rental Ltd. [prior to June 3, 2021]	—	—	—
7858078 Canada Inc. [prior to June 3, 2021]	—	—	—

Expenses
Cost of sales
EB Rental Ltd. [prior to June 3, 2021]	—	—	11,444

Research and Development
9335-1427 Quebec Inc.	—	—	75,020
Mac Engineering, SASU	545,892	666,178	176,500

Travel and entertainment
EB Rental Ltd. [prior to June 3, 2021]	—	—	8,926

Advertising and promotion
EB Rental Ltd. [prior to June 3, 2021]	—	—	11,245

Rent expense
California Electric Boat Company Inc.	—	—	—
EB Rental Ltd. [prior to June 3, 2021]	—	—	—

Office salaries and benefits
Montana Strategies Inc.	29,059	62,462	—

The Company leases its Boisbriand premises from California Electric Boat Company Inc. with a right-of-use assets as at August 31, 2023 of $1,270,955 (August 31, 2022 – $889,866) and lease liability of $1,395,732 (August 31, 2022 – $971,399).

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended August 31, 2023, as amended to date, in our Reports on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since August 31, 2023.

MARKET FOR OUR SECURITIES

Our common shares are presently quoted on the Nasdaq Capital Market under the symbol “VMAR”. As of January 9, 2024, the last reported sale price of our common share on the Nasdaq Capital Market was US$0.826 per share. The market for our common shares is limited and may become volatile and sporadic. There is no market for our common warrants or Series A Preferred Shares, and we do not intend to apply for or create any such market for such warrants or preferred shares.

Holders

As of January 1, 2024, the registrar and transfer agent for our common shares reported that there were 11,654,754 common shares issued and outstanding. Of these, 15 were registered to Canadian residents, including nil shares registered to CDS & Co., which is a nominee of the Canadian Depository for Securities Limited. 3,079,497 of our common  shares were registered to 15 shareholders in Canada, one of which is CDS & Co. 8,437,212 of our shares were registered to residents of the United States, including 8,271,903 shares registered to CEDE & Co., which is a nominee of the Depository Trust Company. 165,309 of our shares were registered to residents of other foreign countries.

Dividends

We have not declared any common share dividends to date. We have no present intention of paying any cash dividends on our common shares in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, is within the discretion of our board of directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other relevant factors. There are no material restrictions in our articles that restrict us from declaring dividends.

SECURITIES ELIGIBLE FOR FUTURE SALE

Common Shares

Upon completion of this offering (assuming that we issue (i) 10,000,000 of our common shares issuable upon the conversion of 3,000 shares of the Company’s Series A Convertible Preferred Shares, (ii)  2,857,142 common shares issuable upon the exercise of 2,857,142 common warrants issued and sold to investors in a private placement (the “Private Placement”), (iii) 10,000,000 common shares issuable upon the conversion of 3,000 shares of the Series A Preferred Shares underlying options sold in the Private Placement and (iv) 2,857,142 common shares issuable upon the exercise of 2,857,142 common warrants underlying options sold in the Private Placement), we will have 37,369,038 common shares outstanding. All of the common shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our common share in the public market could adversely affect prevailing market prices of our common share. Our common shares are quoted on the Nasdaq Capital Market under the symbol “VMAR.”

Additionally, we had 1,099,539 options outstanding as of January 1, 2024. We had 2,972,935  warrants outstanding as of January 1, 2024.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of common shares then outstanding, which will equal 365,065 shares immediately after this offering at the assumed offering price set out on the cover page hereto, or

•	the average weekly trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of this offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

ARTICLES OF INCORPORATION OF OUR COMPANY

Our company was incorporated under the laws of the Province of Québec, Canada on August 27, 2012 under the name Riopel Marine, Inc. The following is a description of certain sections of our Articles of Incorporation, as amended, and as modified by our Bylaws.

Remuneration of Directors

Our directors are entitled to remuneration for acting as directors as the directors may from time to time determine. Unless otherwise provided for in a unanimous shareholder’s agreement, the board Directors fixes, from time to time, by resolution, the remuneration of the directors. In addition, the board of directors may, by resolution, grant special compensation to a director who performs a specific or additional mandate on behalf of the Corporation. Directors also have the right to be reimbursed for travel expenses and all reasonable costs and expenses incurred in the exercise of their duties.

Number of Directors

According to Article 11 of our Internal By-laws, under Section D. Interpretation, the number of directors is indicated in the articles. If the articles provide for a minimum and a maximum number of directors, the board of directors is composed of the fixed number of directors, between these minimum and maximum numbers, determined by resolution of the board of directors, or failing that by shareholder resolution. An amendment to the articles which reduces the number of directors does not end the mandate of the directors in office.

Directors

Our directors are elected each year at the annual shareholder’s meeting. The election of a director is made by plurality of votes; the candidates who collect the greatest number of votes are elected in descending order, up to the number of positions to be filled. Our Articles provide that the Board may, between annual meetings, appoint one or more additional directors to serve until the next annual meeting, but the number of additional directors must not at any time exceed the fixed or maximum number of directors provided for by the articles.

Our By-laws provide that our directors may from time to time on behalf of our company, without shareholder approval:

•	Take out loans;

•	Issue, reissue, sell or mortgage its debt securities;

•	Give security for the performance of another person’s obligation;

•	Mortgage all or part of his property, present or future, in order to guarantee the performance of any obligation;

•	Fill vacancies in the directors or the auditor or to appoint additional directors;

•	Appoint the chairman of the Corporation and the chairman of the board of directors, the head of management, the head of operations or the head of finance, and fix their remuneration;

•	Authorize the issue of shares;

•	Approve the transfer of unpaid shares;

•	Declare dividends;

•	Acquire, in particular by purchase, redemption or exchange, shares issued by the Corporation;

•	Subdivide, redesign or convert shares;

•	Authorize the payment of a commission to a person who purchases shares or other securities in the Corporation, or who undertakes to buy or to have these shares or values purchased;

•	Approve the financial statements presented at annual meetings of shareholders;

•	Adopt the rules of procedure, modify or repeal them;

•	Authorize calls for payments;

•	Authorize the confiscation of shares;

•	Approve an amendment to the articles allowing the series division of a class of unissued shares and establish the designation, rights and restrictions;

•	Approve a simplified merger.

Authorized Capital

Our Certificate of Incorporation, as amended by our Articles of Amendment, provides that our authorized capital consists of two classes of shares, (1) an unlimited number of common shares without par value, issuable in four series, of which an unlimited number are designated as Voting Common Shares – Series Founder, an unlimited number are designated as Voting Common Shares – Series Investor 1, an unlimited number are designated as Voting Common Shares – Series Investor 2 and an unlimited number are designated as Non-Voting Common Shares; (2) an unlimited number of Preferred shares without par value, issuable in one (1) or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors and holders of Preferred Shares shall be entitled to receive from the amounts which the Corporation may set aside for the payment of dividends; (3) 6,000 shares of Series A Preferred Stock with a stated value of $1,000 per share and are convertible into Common Shares at the election of the holder of the Series A Preferred Stock at any time at a price of $1.05 per share, subject to adjustment. The Series A Preferred Stock rank senior to the Common Shares but retain no voting rights and are convertible at the election of a holder into that number of Common Shares determined by dividing the Series A Stated Value (plus any and all other amounts which may be owing in connection therewith) by the Set Price, subject to certain beneficial ownership limitations which prohibit any holder from converting into an amount of Common Shares that would cause such holder to beneficially own more than 4.99% of the then outstanding Common Shares). On the one-year anniversary of the original issuance date, the Series A Preferred Stock will automatically convert into Common Shares at the lesser of: (y) the then Set Price and (z) 80% of the volume-weighted average price of our Common Shares during the five trading days ending on, and including, such date; and (4) 3,000 shares of Series B Preferred Stock with a stated value of $1,000 per share and are convertible into Common Shares at the election of the holder of the Series B Preferred Stock at any time at a price of $1.05 per share, subject to adjustment. The Series B Preferred Stock rank senior to the Common Shares but retain no voting rights and are convertible at the election of a holder into that number of Common Shares determined by dividing the Series B Stated Value (plus any and all other amounts which may be owing in connection therewith) by the Series B Set Price, subject to certain beneficial ownership limitations which prohibit any holder from converting into an amount of Common Shares that would cause such holder to beneficially own more than 4.99% of the then outstanding Common Shares). On the one-year anniversary of the original issuance date, the Series B Preferred Stock will automatically convert into Common Shares at the lesser of: (y) the then Series B Set Price and (z) 80% of the volume-weighted average price of our Common Shares during the five trading days ending on, and including, such date.

Rights, Preferences and Restrictions Attaching to Our Shares

Our Voting Common Shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our Voting Common Shares:

•	To vote at every shareholders’ meeting and receive a notice of meeting; each shareholder has one vote per share during the meeting;

•	Voting Common Shares carry the right to receive any dividend;

•	Voting Common Shares have the right to share the remainder of the assets in the event of the liquidation or dissolution of the Corporation.

Our Non-Voting Common Shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our Non-Voting Common Shares:

•	Non-Voting Common Shares do not carry the right to vote at shareholder meetings or to receive notice of such meetings;

•	Non-Voting Common Shares carry the right to receive any dividend;

•	Non-Voting Common Shares have the right to share the remainder of the assets in the event of the liquidation or dissolution of the Corporation.

Our Preferred  Shares inclusive of our Series A Preferred Stock and Series B Preferred Stock, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our Preferred Shares, Series A Preferred Stock and Series B Preferred Stock:

•	Preferred Shares, Series A Preferred Stock and Series B Preferred Stock do not carry the right to vote at shareholder meetings or to receive notice of such meetings;

•

Preferred Shares, Series A Preferred Stock and Series B Preferred Stock shall be entitled to preference over the Common Shares of the Corporation and over any other shares of the Corporation ranking junior to the Preferred Shares with respect to the payment of any dividend;

•

Preferred Shares, Series A Preferred Stock and Series B Preferred Stock shall be entitled to preference over the Common Shares of the Corporation and over any other shares of the Corporation ranking junior to the Preferred Shares to share the remainder of the assets in the event of the liquidation or dissolution of the Corporation.

Shareholder Meetings

The Business Corporations Act provides that: (i) the corporation must hold an annual meeting of shareholders; if necessary, it can hold one or more special shareholder’s meetings; (ii) shareholders meeting may be held in Quebec, in any place chosen by the board of directors, or may be held at a location outside Quebec if the articles allow it, or if all the shareholders entitled to vote agree; (iii) an annual meeting must be held within 18 months of the incorporation of the Corporation and, thereafter, within 15 months of the previous annual meeting; (iv) the board of directors may at any time call a special meeting; (v) shareholders holding at least 10% of the shares giving the right to vote at the special meeting requested to be convened may, by means of a notice, request the board of directors to convene a special meeting for the purposes set out in their request.

Pursuant to Article 69 of our By-laws, a shareholder or proxy holder who is entitled to participate in a meeting of shareholders may do so by any means, if all shareholders and proxy holders participating in the meeting are able to communicate with each other; each shareholder participating by such means shall be deemed to be present at the meeting.

DESCRIPTION OF SHARE CAPITAL

The following is a summary of our share capital. This summary is not complete and you should review our Articles of Incorporation, the Warrant Agreement (including the form of warrant therein), and Modification to Certificate each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the below share capital.

Common Shares

The description of our common shares under the section “Articles of Incorporation of our Company” in this prospectus is incorporated herein by reference.

Series A Convertible Preferred Shares

The following summary of certain terms and provisions of our Series A Convertible Preferred Shares (the “Series A Preferred Shares”) is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our Modification to Certificate incorporated by reference herewith.

General. Our certificate of incorporation authorizes our board of directors to issue an unlimited number of our preferred shares, no par value in one (1) or more series, each series to consist of such number of shares as may before issuance thereof. Subject to the limitations prescribed by our articles of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred shares and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors has designated 6,000 shares of preferred shares as Series A Convertible Preferred Shares. As issued, each share of Series A Convertible Preferred Shares is validly issued, fully paid and non-assessable.

Rank. The Series A Convertible Preferred Shares will rank senior to our common shares to the extent of its liquidation preference of $1,000 per share (the “Stated Value”).

Conversion and Automatic Conversion. Each share of the Series A Preferred is convertible into our common shares (subject to adjustment as provided in the related certificate of designation of preferences) at any time at the option of the holder, into that number of common shares determined by dividing the sum of the Stated Value of such shares of Series A Preferred by the conversion price of US$1.05 (the “Set Price”). On the one-year anniversary of the original issuance date, the Series A Preferred Shares will automatically convert into common shares at the lesser of: (y) US$1.05 and (z) 80% of the average volume-weighted average price of our common shares during the five trading days ending on, and including, such date. In no event shall the conversion price for the Series A Preferred Stock be less than $0.30, subject to adjustment herein.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary (the “Liquidation Event”), holders of the Series A Preferred then outstanding shall be entitled to participate on an as-converted-to-common share basis (without giving effect to the 4.99% beneficial ownership limitation) with holders of common shares in any distribution of assets of the Company to the holders of the common shares.

Voting Rights. Holders of Series A Preferred retain no voting rights.

Dividends. Each share of Series A Convertible Preferred Shares shall be entitled to receive, except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7 of the Modification to Certificate, holders of the Series A Preferred shall be entitled to receive, and the Company shall pay, dividends on shares of Series A Preferred Shares equal (on an as-if- converted-to-common-shares basis (without giving effect to the 4.99% beneficial ownership limitation)) to and in the same form as dividends actually paid on common shares when, as and if such dividends are paid on the common shares. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series A Preferred Shares, and the Corporation shall pay no dividends (other than dividends in the form of common shares) on common shares unless it simultaneously complies with the previous sentence.

Certain Adjustments. The Set Price of the Series A Convertible Preferred Shares is subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common shares. Additionally, if the Company sells or issues any common shares or common share equivalents at a price per share less than the Set Price (a “Lower-Price Issuance”) in connection with a financing, then the Set Price shall be reduced to equal the greater of the (i) Lower-Price Issuance and (ii) floor price of US$0.30. Such adjustment shall be made whenever a Lower-Price Issuance occurs.

Forced Conversion. The Company has the right to deliver a written notice to all holders of the Series A Preferred to cause each Series A Preferred holder to convert all or part of such holder's shares of Series A Preferred (a "Forced Conversion Notice") on the one-year anniversary of the original issue date of the Series A Preferred (as specified in such Forced Conversion Notice) plus all liquidated damages and other amounts due in respect of the Series A Preferred.

On December 21, 2023, the Company issued 3,000 shares of Series A Convertible Preferred Shares, and currently we have 3,000 shares of Series A Convertible Preferred Shares of issued and outstanding.

Series B Convertible Preferred Shares

The following summary of certain terms and provisions of our Series B Convertible Preferred Shares (the “Series B Preferred Shares”) is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our Modification to Certificate attached as Exhibit 3.6 hereto.

General. Our certificate of incorporation authorizes our board of directors to issue an unlimited number of our preferred shares, no par value in one (1) or more series, each series to consist of such number of shares as may before issuance thereof. Subject to the limitations prescribed by our articles of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred shares and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors has designated 6,000 shares of preferred shares as Series B Convertible Preferred Shares. As issued, each share of Series B Convertible Preferred Shares is validly issued, fully paid and non-assessable.

Rank. The Series B Convertible Preferred Shares will rank senior to our common shares to the extent of its liquidation preference of $1,000 per share (the “Series B Stated Value”).

Conversion and Automatic Conversion. Each share of the Series B Preferred is convertible into our common shares (subject to adjustment as provided in the related certificate of designation of preferences) at any time at the option of the holder, into that number of common shares determined by dividing the sum of the Series B Stated Value of such shares of Series B Preferred by the conversion price of US$1.05 (the “Series B Set Price”). On the one-year anniversary of the original issuance date, the Series B Preferred Shares will automatically convert into common shares at the lesser of: (y) US$1.05 and (z) 80% of the average volume-weighted average price of our common shares during the five trading days ending on, and including, such date. In no event shall the conversion price for the Series B Preferred Stock be less than $0.30, subject to adjustment herein.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary (the “Liquidation Event”), holders of the Series B Preferred then outstanding shall be entitled to participate on an as-converted-to-common share basis (without giving effect to the 4.99% beneficial ownership limitation) with holders of common shares in any distribution of assets of the Company to the holders of the common shares.

Voting Rights. Holders of Series B Preferred retain no voting rights.

Dividends. Each share of Series B Convertible Preferred Shares shall be entitled to receive, except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7 of the Modification to Certificate, holders of the Series B Preferred shall be entitled to receive, and the Company shall pay, dividends on shares of Series B Preferred Shares equal (on an as-if- converted-to-common-shares basis (without giving effect to the 4.99% beneficial ownership limitation)) to and in the same form as dividends actually paid on common shares when, as and if such dividends are paid on the common shares. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series B Preferred Shares, and the Corporation shall pay no dividends (other than dividends in the form of common shares) on common shares unless it simultaneously complies with the previous sentence.

Certain Adjustments. The Series B Set Price of the Series B Convertible Preferred Shares is subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common shares. Additionally, if the Company sells or issues any common shares or common share equivalents at a price per share less than the Series B Set Price (a “ Series B Lower-Price Issuance”) in connection with a financing, then the Series B Set Price shall be reduced to equal the greater of the (i) Series B Lower-Price Issuance and (ii) floor price of US$0.30. Such adjustment shall be made whenever a Series B Lower-Price Issuance occurs.

Forced Conversion. The Company has the right to deliver a written notice to all holders of the Series B Preferred to cause each Series B Preferred holder to convert all or part of such holder's shares of Series B Preferred (a "Forced Conversion Notice") on the one-year anniversary of the original issue date of the Series B Preferred (as specified in such Forced Conversion Notice) plus all liquidated damages and other amounts due in respect of the Series B Preferred.

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus was passed upon by Dentons Canada LLP, our Canadian counsel. The current address of Dentons Canada LLP is 1 Place Ville-Marie, Suite 3900, Montreal, Quebec, H3B 4M7. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, NY 10017.

EXPERTS

The consolidated financial statements of Vision Marine Technologies Inc. as of August 31, 2023, and August 31, 2022 and for the three years in the period ended August 31, 2023, incorporated by reference in this prospectus, have been so included in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. Ernst & Young LLP has offices at 900, Blvd. de Maisonneuve West, Suite 2300, Montréal, Québec H3A 0A8, Canada.

INTERESTS OF EXPERTS AND COUNSEL

None of the named experts or legal counsel was employed on a contingent basis, owns an amount of shares in our company which is material to that person, or has a material, direct or indirect economic interest in our company or that depends on the success of the offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of Canada, and all of our directors and officers, as well as the Canadian independent registered chartered accountants named in the “Experts” section of this prospectus, reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of our assets, and substantially all the assets of our directors and officers and the Canadian experts named herein, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States.

In addition, there is doubt as to the applicability of the civil liability provisions of United States federal securities law to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert United States securities laws claims in original actions instituted in Canada. However, subject to certain time limitations, a foreign civil judgment, including a United States court judgment based upon the civil liability provisions of United States federal securities laws, may be enforced by a Canadian court, provided that:

•	the judgment is enforceable in the jurisdiction in which it was given;

•	the judgment was obtained after due process before a court of competent jurisdiction that recognizes and enforces similar judgments of Canadian courts, and the court had authority according to the rules of private international law currently prevailing in Canada;

•	adequate service of process was effected and the defendant had a reasonable opportunity to be heard;

•	the judgment is not contrary to the law, public policy, security or sovereignty of Canada and its enforcement is not contrary to the laws governing enforcement of judgments;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•	the judgment is no longer appealable; and

•	an action between the same parties in the same matter is not pending in any Canadian court at the time the lawsuit is instituted in the foreign court.

Foreign judgments enforced by Canadian courts generally will be payable in Canadian dollars. A Canadian court hearing an action to recover an amount in a non-Canadian currency will render judgment for the equivalent amount in Canadian currency.

The name and address of our agent for service of process in the United States is Corporation Service Company, 251 Little Falls Road, Wilmington, DE 19808.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the offered securities. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made including the documents filed with the SEC incorporated by reference herein. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement and the exhibits thereto filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street NW, Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We have not authorized anyone to give any information or make any representation about their companies that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

Up to 25,714,284 Common Shares Comprised of

(i) Up to 10,000,000 Common Shares Underlying Series A Convertible Preferred Shares

(ii) Up to 2,857,142 Common Shares Underlying Common Warrants

(iii) Up to 10,000,000 Common Shares Underlying the Option to Purchase

Series A Convertible Preferred Shares and

(iv) Up to 2,857,142 Common Shares Underlying the Option to Purchase

Common Warrants

Vision Marine Technologies Inc.

PROSPECTUS

, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6: INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporate laws of Quebec and our By-laws require us (subject to the provisions of the Business Corporations Act noted below), to indemnify our directors and officers and former directors and officers, our mandataries, or any other person who acts or acted at our request as a director or an officer of another group, of all their costs and reasonable expenses incurred in the exercise of their functions, to the greatest extent permitted by Division VII of Chapter VI of the Business Corporations Act.

Notwithstanding the foregoing, we may not indemnify a person referred to in the preceding paragraph if a court or any other competent authority judges that the following conditions are not fulfilled:

(1)	the person acted with honesty and loyalty in the interest of the corporation or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the corporation’s request; and

(2)	in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful.

Furthermore, we may not indemnify a person referred to in the preceding paragraph if the court determines that the person has committed an intentional or gross fault.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

On January 12, 2022 and February 1, 2022, the Board of Directors authorized the issuance of 25,000 Voting Common Shares and 5,435 Voting Common Shares respectively to a third party in exchange for marketing services provided to the Company.

On January 31, 2022, the Board of Directors authorized the issuance of 6,479 Voting Common Shares to a third party in exchange for sub-contracting services provided to the Company and related to research and development.

In February, 2021. we issued to our employees, directors and officers an aggregate of 190,000 options to purchase common shares at $15.75 per share.

On February 16, 2021, the Company acquired certain intellectual property from Mac Engineering, SASU. The Company acquired the intellectual property for $1,035,070, consisting of cash consideration of $461,134 and the issuance of 30,000 common shares at approximately US$15.07 (approximately $19.13) per share.

In May, 2021. we issued to our employees, directors and officers an aggregate of 500,000 options to purchase common shares at $5.68 per share.

On June 3, 2021, the Company acquired EBR, which rents electric boats at the Lido Marina Village in Newport, California. The Company acquired this business for approximately $9,020,271, of which $5,546,039 was paid in cash and $3,474,232 of which was paid in the form of 284,495 common shares at a price of U.S. $10.09 (approximately $12.21) per share.

In July, 2021. we issued to our employees, directors and officers an aggregate of 7,500 options to purchase common shares at $9.25 per share.

On August 5, 2022, the Company granted the underwriter the option to purchase 50,000 Voting Common Shares of the Company for a period of four years from the grant date at an exercise price of U.S. $8.00 ($10.30).

In September, 2021. we issued to our employees, directors and officers an aggregate of 50,000 options to purchase common shares at $8.85 per share.

In January, 2022. we issued to our employees, directors and officers an aggregate of 102,000 options to purchase common shares at $5.65 per share.

In November, 2022. we issued to our employees, directors and officers an aggregate of 10,000 options to purchase common shares at $6.09 per share.

In December, 2022. we issued to our employees, directors and officers an aggregate of 30,500 options to purchase common shares at $5.83 per share.

On January 24, 2023, the Company issued 554,253 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

On February 21, 2023, the Company issued 475,059 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

In March, 2023. we issued to our employees, directors and officers an aggregate of 12,000 options to purchase common shares at $5.76 per share and 210,000 options to purchase common shares at $5.77 per share.

On March 22, 2023, the Company issued 49,485 Voting Common Shares to a former director of the Company, as part of the financing rounds, for a total consideration of $285,602.

In April, 2023. we issued to our employees, directors and officers an aggregate of 48,000 options to purchase common shares at $5.79 per share.

On April 20, 2023, the Company issued 381,293 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

On June 16, 2023, the Company issued 493,828 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

On July 31, 2023, the Company issued 494,832 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

During the nine months ended May 31, 2023, the Company issued a total of 48,915 Voting Common Shares, respectively, to third parties in exchange for marketing services provided to the Company.

During the six-month period ended August 31, 2022, the Company issued 53,445 Voting Common Shares to third parties in exchange for marketing services provided to the Company.

During the there months ended August 31, 2023, the Company issued a total of 170,659 Voting Common Shares to third parties in exchange of sub-contracting services provided to the Company related to investor relations and marketing services.

During the three months ended August 31, 2023, the Company issued 52,162 Voting Common Shares, respectively, upon the exercises of a former employee’s stock options.

During the three months ended August 31, 2023, the Company issued 30,334 Voting Common Shares to directors as part of their board fees.

During the months of September, October,  November, and December 2023, the Company issued a total of 109,085Voting Common Shares to third parties in exchange of sub-contracting services provided to the Company related to investor relations and marketing services.

In September 2023, the Company sold an aggregate of 372,870 units at a purchase price of US$4.05 per unit for gross proceeds of approximately US$1.5 million. Each of the units issued pursuant to the private placement was comprised of one common share and one common share purchase warrant. Each full warrant will be exercisable six months from the date of issuance and entitle its holder to acquire one additional common share at a price of US$4.05 per common share, subject to adjustments as set forth therein, and will expire three years from the date of issuance.

In December 2023, the Company entered into a securities purchase agreement with institutional and accredited investors, for the offering of (i) 3,000 shares of the Company’s series A convertible preferred shares, no par value at a price of one thousand dollars (US$1,000.00) per share, (ii) 2,857,142 warrants to purchase shares of the Company’s common shares, with an exercise price equal to US$1.05, subject to adjustment therein, and which expire on the five (5)-year anniversary of the issue date for gross proceeds of US$3,000,000 and (iii) an option to purchase up to 12,857,142 common shares consisting of an additional 10,000,000 common shares upon optional conversion of 3,000 shares of Series A Preferred Shares and up to an additional 2,857,142 common shares upon the option to exercise up to an additional 2,857,142 common warrants.

In January 2024, the Company entered into a securities purchase agreement with the Government of Québec, through Investissement Québec, for the offering of (i) 3,000 shares of the Company’s series B convertible preferred shares, no par value at a price of one thousand dollars (US$1,000.00) per share, (ii) 2,857,142 warrants to purchase shares of the Company’s common shares, with an exercise price equal to US$1.05, subject to adjustment therein, and which expire on the five (5)-year anniversary of the issue date for gross proceeds of US$3,000,000.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed herewith or incorporated by reference herein are listed in the following Exhibit Index:

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form F-1, filed on July 9, 2020)*
3.2	Certificate of Amendment (incorporated by reference to Exhibit 3.2 to the Registrant’s Form F-1, filed on July 9, 2020)*
3.3	Articles of Amendment to the Company’s Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 6-K, filed on March 12, 2021)*
3.4	General By laws (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 6-K, filed on September 1, 2023)*
3.5	Certificate of Modification of the Series A Convertible Preferred (incorporated by reference to Exhibit 99.1 to the Registrant’s current report on Form 6-K/A, filed on December 26, 2023)*
3.6	Certificate of Modification of the Series B Convertible Preferred, dated January 15, 2024
4.1	Share Certificate – Common Shares (incorporated by reference to Exhibit 4.1 to the Registrant’s Form F-1/A, filed on September 22, 2020)*
4.2	Form of Warrant, dated as of December 21, 2023, by and among the Company and the Purchasers(incorporated by reference to Exhibit 99.2 to the Registrant’s current report on Form 6-K/A, filed on December 26, 2023) *

5.1	Opinion of Dentons Canada LLP regarding the validity of the common shares being registered
10.1	Commercial Lease Agreement, dated June 10, 2017, between California Electric Boat Company Inc. and the Company (as translated into English from its original text in French) (incorporated by reference to Exhibit 10.1 to the Registrant’s Form F-1, filed on July 9, 2020)*
10.2	Commercial Lease Agreement, dated April 1, 2019, between California Electric Boat Company Inc. and the Company (as translated into English from its original text in French) (incorporated by reference to Exhibit 10.2 to the Registrant’s Form F-1, filed on July 9, 2020)*
10.3	Amended and Restated Shares Option(s) Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Form F-1, filed on July 9, 2020)*
10.4	Executive Services Agreement, dated March 1, 2021, between the Company and Alexandre Mongeon (incorporated by reference to Exhibit 10.4 to the Registrant’s Form F-1, filed on July 9, 2020)*
10.5	Executive Services Agreement, dated March 1, 2021, between the Company and Patrick Bobby (incorporated by reference to Exhibit 10.5 to the Registrant’s Form F-1, filed on July 9, 2020)*
10.6	Consulting Services Agreement, dated March 1, 2021, between the Company and Kulwant Sandher (incorporated by reference to Exhibit 10.6 to the Registrant’s Form F-1, filed on July 9, 2020)*
10.7	Share Purchase Agreement, dated June 3, 2021, for the Sale of 7858078 Canada Inc. (incorporated by reference to Exhibit 10.8 to the Registrant’s Form 20-F, filed on December 30, 2021)*
10.8	Manufacturing and Supply Agreement, dated October 21, 2021, between the Company and Linamar Corporation (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 20-F, filed on December 30, 2021)*
10.9	Summary translation of Mac Engineering Agreement with the Company, dated February 16, 2021 (incorporated by reference to Exhibit 10.10 to the Registrant’s Form 20-F, filed on December 30, 2021)*
10.10	Form of Securities Purchase Agreement, dated as of December 21, 2023, by and among the Company and the Purchasers (incorporated by reference to Exhibit 99.3 to the Registrant’s current report on Form 6-K/A, filed on December 26, 2023)*
10.11	Form of Registration Rights Agreement, dated as of December 21, 2023, by and among the Company and the Purchaser (incorporated by reference to Exhibit 99.4 to the Registrant’s current report on Form 6-K/A, filed on December 26, 2023)*
10.12	Form of Placement Agent Agreement (incorporated by reference to Exhibit 99.5 to the Registrant’s current report on Form 6-K/A, filed on December 26, 2023)*
14.1	Code of Conduct and Ethics (incorporated by reference to Exhibit 14.1 to the Registrant’s Form F-1/A, filed on September 22, 2020)*
23.1	Consent of Dentons Canada LLP (contained in exhibit 5.1)
23.2	Consent of Ernst & Young, LLP
24.1	Powers of Attorney (included in the signature page to this registration statement)
107	Filing Fee Table

*       Previously filed and incorporated herein by reference

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post- effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S- X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boisbriand, Province of Québec, Canada on January 30, 2024.

VISION MARINE TECHNOLOGIES INC.
(Registrant)

By:	/s/ Alexandre Monegon
Alexandre Mongeon, Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of the registrant, hereby severally constitute and appoint Alexandre Monegon, as singly, our true and lawful attorney in fact, with full power to him, and to singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form F-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney, and to him, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorney, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alexandre Mongeon	Chief Executive Officer (Principal Executive Officer)	January 30, 2024
Alexandre Mongeon

/s/ Kulwant Sandher	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 30, 2024
Kulwant Sandher

/s/ Carter Murray	Chairman	January 30, 2024
Carter Murray

/s/ Patrick Bobby	Director	January 30, 2024
Patrick Bobby

/s/ Luisa Ingargiola	Director	January 30, 2024
Luisa Ingargiola

/s/ Steve Barrenechea	Director	January 30, 2024
Steve Barrenechea

/s/ Mario Saucier	Director	January 30, 2024
Mario Saucier

/s/ Dr. Phillipe Couillard	Director	January 30, 2024
Dr. Phillipe Couillard

By:	/s/ Alexandre Mongeon
Alexandre Mongeon
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Vision Marine Technologies Inc., has signed this registration statement or amendment thereto in New York, New York, on January 30, 2024.

Ortoli Rosenstadt LLP

By:	/s/ William S. Rosenstadt
Name:	William S. Rosenstadt
Title:	Managing Partner